UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

AMERICAN AIRLINES GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2021 annual meeting of stockholders and proxy statement American Airlines Group Inc.

April 29, 2021

To Our Stockholders:

On behalf of the Board of Directors of American Airlines Group Inc., we invite you to attend the 2021 Annual Meeting of Stockholders to be held on Wednesday, June 9, 2021, at 9:00 a.m. Central Time. As in recent meetings, this year’s Annual Meeting will be a virtual meeting of stockholders, conducted via live audio webcast. The virtual format provides the opportunity for participation by a broader group of our stockholders and enables stockholders to participate fully, and equally, from any location around the world, at no cost. You can attend the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/aal2021 by using the 16-digit control number which appears on your Notice Regarding the Availability of Proxy Materials, your proxy card (printed in the box and marked by the arrow), and the instructions that accompanied your proxy materials. You will have the ability to submit questions in advance of, and real-time during, the Annual Meeting via the meeting website.

The attached Notice of 2021 Annual Meeting of Stockholders and Proxy Statement describes the formal business to be transacted and detailed procedures for attending, submitting questions and voting at the virtual meeting. We have produced an interactive proxy statement that will provide our stockholders with better capability to navigate through the document, making key information easier to find and evaluate. The interactive proxy statement is accessible at www.proxydocs.com/AAL prior to the Annual Meeting and at www.virtualshareholdermeeting.com/aal2021 during the Annual Meeting.

It is important that your shares be represented at the Annual Meeting and, regardless of whether you plan to attend, we request that you vote in advance on the matters to be presented at the Annual Meeting as described in these proxy materials.

Thank you for your continued support.

Sincerely,

W. Douglas Parker
Chairman of the Board of Directors and Chief Executive Officer

The accompanying Proxy Statement is dated April 29, 2021, and is first being released to stockholders of American Airlines Group Inc. on or about April 29, 2021.

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME: Wednesday, June 9, 2021 9:00 a.m. Central Time VIRTUAL MEETING ACCESS: www.virtualshareholdermeeting.com/aal2021 RECORD DATE: April 13, 2021	MEETING AGENDA
	1	A proposal to elect 12 directors to serve until the 2022 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified
	2	A proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021
	3	A proposal to consider and approve, on a non-binding, advisory basis, executive compensation as disclosed in the attached Proxy Statement
	4	Advisory vote on a stockholder proposal
	5	Such other business as properly may come before the 2021 Annual Meeting of Stockholders or any adjournments or postponements of the Annual Meeting

For instructions on voting in advance of and during the virtual meeting, please see page (i) of the Proxy Statement.

Important notice regarding the availability of proxy materials for the Annual Meeting:

Our Proxy Statement and 2020 Annual Report on Form 10-K are available at www.proxydocs.com/AAL prior to the Annual Meeting and at www.virtualshareholdermeeting.com/aal2021 during the Annual Meeting.

You can help us reduce costs and the impact on the environment by electing to receive and access future copies of our proxy statements, annual reports and other stockholder materials electronically by email. If your shares are registered directly in your name with our stock registrar and transfer agent, American Stock Transfer & Trust Company, LLC, you can make this election by going to its website (www.astfinancial.com) or by following the instructions provided when voting over the Internet. If you hold your shares in a brokerage account or otherwise through a third party in “street name,” please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to receive and view future annual meeting materials electronically.

By Order of the Board of Directors of American Airlines Group Inc.,

Caroline B. Ray
Corporate Secretary

PLEASE READ THE ACCOMPANYING PROXY STATEMENT CAREFULLY.

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT AND WE

ENCOURAGE YOU TO VOTE PROMPTLY.

PROXY STATEMENT SUMMARY

This summary contains highlights about our company and the upcoming 2021 Annual Meeting of Stockholders (the “Annual Meeting”). This summary does not contain all of the information that you should consider in advance of the meeting and we encourage you to read the entire proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2020 that accompanies this Proxy Statement before voting.

2021 Annual Meeting of Stockholders

Date and Time: Wednesday, June 9, 2021 at 9:00 a.m., Central Time	Virtual Meeting Access: www.virtualshareholdermeeting.com/aal2021
Record Date: April 13, 2021	Proxy Mail Date: On or about April 29, 2021.

Vote in Advance of the Meeting	Vote During the Meeting
Over the Internet at www.proxyvote.com; or	Over the Internet at www.virtualshareholdermeeting.com/aal2021 during the Annual Meeting.
By telephone at 1-800-690-6903; or	See page 1 — “Virtual Stockholder Meeting” for details on how to access the live audio webcast and vote during the Annual Meeting.
By mail—sign, date and return the proxy card or voting instruction form mailed to you.

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    Submitting questions prior to and at the virtual Annual Meeting.

An online pre-meeting forum will be available at www.proxyvote.com approximately two weeks prior to the day of the Annual Meeting. By accessing this online forum, our stockholders will be able to submit questions in writing in advance of the Annual Meeting. Stockholders may also submit questions in writing during the Annual Meeting on www.virtualshareholdermeeting.com/aal2021. Stockholders will need their unique control number which appears on their Notice Regarding the Availability of Proxy Materials, the proxy card (printed in the box and marked by the arrow) and the instructions that accompanied the proxy materials.

As part of the Annual Meeting, and as time permits, we will hold a live Q&A session, during which we intend to answer questions submitted before or during the meeting in accordance with the Annual Meeting’s Rules of Conduct which are pertinent to the Company and the meeting matters. Answers to any such questions that are not addressed during the meeting will be published following the meeting on the Company’s website at www.aa.com under the links “Investor Relations”—“Annual Shareholders Meeting”—“2021 Annual Meeting of Stockholders Q&A”. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once. In order to promote fairness, efficient use of the Company’s resources and to ensure all stockholders are responded to, we will respond to up to three questions from a single stockholder. The Annual Meeting’s Rules of Conduct will be posted on www.proxyvote.com approximately two weeks prior to the Annual Meeting.

Stockholder Engagement and Governance Highlights

We welcome and value communication with our stockholders. We engage in proactive dialogue with our largest stockholders year-round to gain an understanding of their perspectives on a wide range of matters, which we regularly share with the Board of Directors of the Company (the “Board”). Stockholders may communicate directly with our Board as set forth under “Communications with the Board and Non-Management Directors” on page 35. The following corporate governance and Board practices ensure accountability and enhance effectiveness in the boardroom:

Our Governance Best Practices

✓ Annual Board elections

✓ Majority voting standard

✓ All of our director nominees are independent other than our Chief Executive Officer

✓ Robust Lead Independent Director role with responsibilities that conform to leading governance practices

✓ Routine review of Board leadership structure

✓ Regular executive sessions held without management present

✓ Stockholder right to call special meetings of stockholders

✓ Commitment to corporate social responsibility and sustainability

✓ Stockholder right to proxy access

✓ Regular Board, committee and director evaluations

✓ Annual review of Board and committee composition

✓ All members of the Audit Committee are designated financial experts

✓ Diverse Board

✓ Significant stock ownership requirements for directors and executive officers

✓ Comprehensive risk management with Board and committee oversight

Voting Matters and Board Recommendations

Matter	Board Recommendation	Page
1. Election of directors	FOR each Director Nominee	6
2. Ratification of public accounting firm	FOR	16
3. A proposal to consider and approve, on a non-binding, advisory basis, executive compensation as disclosed in the attached Proxy Statement	FOR	18
4. Advisory vote on a stockholder proposal	AGAINST	22

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2021 Director Nominees (Proposal 1)

Our director nominees have demonstrated their commitment to diligently execute their fiduciary duties on behalf of our stockholders, and we recommend that our stockholders elect each of the nominees shown in the chart below at the Annual Meeting.

Name	Age	Director Since	Principal Occupation	Independent	AC	CC	CGPRC	FC

James F. Albaugh	70	2013	Advisor and consultant to financial services and investment firms; former President and Chief Executive Officer of The Boeing Company’s Commercial Airplanes business unit	✓		M	M

Jeffrey D. Benjamin	59	2013	Senior advisor to Cyrus Capital Partners	✓		M		M

Adriane M. Brown	62	2021	Managing Partner at Flying Fish Management; former President and Chief Operating Officer at Intellectual Ventures Management; former President and Chief Executive Officer of Honeywell Transportation Systems	✓	M		M

John T. Cahill Lead Independent Director	63	2013	Vice Chairman of The Kraft Heinz Company; former Chairman and Chief Executive Officer of Kraft Foods Group and of The Pepsi Bottling Group	✓	M		M

Michael J. Embler	57	2013	Private investor; former Chief Investment Officer of Franklin Mutual Advisers	✓	M			C

Matthew J. Hart	69	2013	Former President and Chief Operating Officer of Hilton Hotels; former Chief Financial Officer of Hilton Hotels	✓	C

Susan D. Kronick	69	2015	Operating Partner at Marvin Traub Associates; former Vice Chairman of Macy’s	✓		M	C

Martin H. Nesbitt	58	2015	Co-Chief Executive Officer of The Vistria Group; former President and Chief Executive Officer of PRG Parking Management	✓	M			M

Denise M. O’Leary	63	2013	Private venture capital investor; former General Partner at Menlo Ventures	✓		C		M

W. Douglas Parker Chairman	59	2013	Chairman and Chief Executive Officer of American Airlines Group Inc. and American Airlines, Inc.	Ñ

Ray M. Robinson	73	2005	Chairman of Citizens Trust Bank; former President of the Southern Region at AT&T	✓			M	M

Douglas M. Steenland	69	2020	Senior Advisor to The Blackstone Group L.P.; Former President and Chief Executive Officer of Northwest Airlines Corporation	✓		M		M

AC = Audit Committee	FC = Finance Committee
CC = Compensation Committee	M = Member
CGPRC = Corporate Governance and Public Responsibility Committee	C = Chairman

Ratification of Appointment of KPMG LLP (Proposal 2)

The Board has directed that KPMG’s appointment for the fiscal year ending December 31, 2021 be submitted to our stockholders for ratification at the Annual Meeting. KPMG is well qualified to act as our independent registered public accounting firm and has a deep understanding of our operations and accounting practices. The Audit Committee considered the qualifications, performance, and independence of KPMG, the quality of its discussions with KPMG, and the fees charged by KPMG for the level and quality of services provided during 2020, and determined that the reappointment of KPMG is in the best interest of the Company and its stockholders.

2021 Proxy Statement |	iii

Approval of Executive Compensation (Proposal 3)

Our CEO and other executive officers have demonstrated their commitment to fair pay and pay for performance. Our executives’ compensation is heavily weighted towards variable cash and long-term equity incentives, linking our executives’ pay opportunity to the execution of Company strategies and enhancing the interests of our stockholders. We are committed to effective compensation governance, as demonstrated by the following compensation policies and practices:

What We Do	What We Do NOT Do

✓ Independent Compensation Consultant that is directly engaged by the Compensation Committee to advise on executive and director compensation matters.

✓ At-Will Employment arrangements with our executive officers with no employment agreements.

✓ 100% of Chief Executive Officer Compensation is At-Risk in order to maximize alignment with stockholder interests.

✓ Stock Ownership Guidelines that align our executive officers’ long-term interests with those of our stockholders.

✓ Tally Sheet Review used to conduct a comprehensive overview of total compensation targets and potential payouts.

✓ Annual Compensation Risk Assessment to identify any elements of our compensation program design or oversight processes that carry elevated levels of adverse risk.

✓ Clawback Policy for all cash and equity incentive compensation paid to our executive officers.

✕ No Severance or Change in Control Agreements. None of our executive officers has a severance or change in control agreement.

✕ No Excessive Perquisites. Perquisites and other personal benefits are not a significant portion of any executive officer’s compensation and are in line with industry standards.

✕  No Guaranteed Bonuses. Our executive officers’ bonuses are 100% performance-based and at risk.

✕ No Payouts of Dividends. Unless and until an award’s vesting conditions are satisfied, no dividends accrued on the award are paid.

✕  No Active Executive Retirement Plans. We do not maintain any active executive-only or supplemental retirement plans.

✕  No Hedging or Pledging of our Stock. We prohibit our executive officers from engaging in hedging transactions or using our stock as collateral for loans.

✕ No Excise Tax Gross-Ups. We do not provide gross ups on excise taxes in connection with a change in control.

Advisory Vote on a Stockholder Proposal (Proposal 4)

A stockholder has informed the Company that he intends to present the proposal set forth below at our Annual Meeting. The name and address of the stockholder and the number of the Company’s securities that the stockholder owns will be provided to stockholders promptly upon request. If the stockholder (or his “qualified representative”) is present at the Annual Meeting and properly submits the proposal for a vote, then the stockholder proposal will be voted upon at the Annual Meeting. In accordance with federal securities laws, the stockholder proposal is presented under Proposal 4 as submitted by the stockholder and is quoted verbatim. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including other sources referenced in the supporting statement.

For the reasons stated in the Board’s Statement in Opposition, which follows the stockholder proposal under Proposal 4, the Board unanimously recommends that you vote “AGAINST” the stockholder proposal.

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PROXY STATEMENT

2021 Proxy Statement |

THE MEETING

Purpose, Date and Time

We are furnishing this Proxy Statement to our stockholders in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting and any adjournments or postponements of that meeting. The Annual Meeting will be held in a virtual format via live audio webcast on Wednesday, June 9, 2021, at 9:00 a.m., Central Time, for the purposes described in the accompanying Notice of Annual Meeting. Stockholders can attend the meeting via the Internet at www.virtualshareholdermeeting.com/aal2021 by using the 16-digit control number which appears on the Notice Regarding the Availability of Proxy Materials, the proxy card (printed in the box and marked by the arrow), and the instructions that accompanied your proxy materials.

The approximate date we are first sending the Notice of Annual Meeting and accompanying proxy materials to stockholders, or sending a Notice Regarding the Availability of Proxy Materials and posting the proxy materials at www.proxydocs.com/AAL, is April 29, 2021.

When used in this Proxy Statement, the terms “we,” “us,” “our” and “the Company” refer to American Airlines Group Inc. and its consolidated subsidiaries. “AAG” refers to American Airlines Group Inc. and “American” refers to AAG’s wholly-owned subsidiary American Airlines, Inc.

Record Date; Stockholders Entitled to Vote

Stockholders of record at the close of business on April 13, 2021 (the “record date”) are entitled to receive notice of and to vote at the Annual Meeting. On the record date, there were 641,383,123 shares of our common stock, $0.01 par value per share (“Common Stock”), outstanding and eligible to be voted at the Annual Meeting. Each share of Common Stock entitles its owner to one vote on each matter submitted to the stockholders. As of the record date, approximately 4.8 million of the issued and outstanding shares of Common Stock were held in the Disputed Claims Reserve established in accordance with AMR Corporation’s fourth amended joint plan of reorganization. Pursuant to the plan, the shares held in the Disputed Claims Reserve will be voted by the disbursing agent holding these shares in the same proportion as the other outstanding shares of Common Stock are voted.

A list of the names of stockholders entitled to vote at the Annual Meeting will be available to stockholders for ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting. Please contact our Corporate Secretary at caroline.ray@aa.com if you wish to examine the list prior to the Annual Meeting. The stockholder list will also be available during the virtual Annual Meeting for examination by any stockholder at www.virtualshareholdermeeting.com/aal2021.

Your vote is very important. You are encouraged to vote as soon as possible.

Virtual Stockholder Meeting

The virtual meeting format enables stockholders to participate fully, and equally, from any location around the world, at little to no cost. We designed the format of our Annual Meeting to ensure that our stockholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools. Our directors will also attend the meeting.

Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the Annual Meeting will begin promptly at 9:00 a.m. Central Time. Online access to the audio webcast will open approximately thirty minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time.

Log in Instructions. To attend the virtual Annual Meeting, log in at www.virtualshareholdermeeting.com/aal2021. Stockholders will need their unique 16-digit control number which appears on the Notice Regarding the Availability of Proxy Materials, the proxy card (printed in the box and marked by the arrow), and the instructions that accompanied the proxy materials. In the event that you do not have a control number, please contact your broker, bank or other nominee as soon as possible and no later than Wednesday, June 2, 2021, so that you can be provided with a control number and gain access to the meeting.

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Submitting questions prior to and at the virtual Annual Meeting. An online pre-meeting forum will be available to our stockholders at www.proxyvote.com approximately two weeks prior to the Annual Meeting. By accessing this online forum, our stockholders will be able to submit questions in writing in advance of the Annual Meeting. Stockholders may also submit questions in writing during the Annual Meeting on www.virtualshareholdermeeting.com/aal2021. Stockholders will need their unique control number which appears on their Notice Regarding the Availability of Proxy Materials, the proxy card (printed in the box and marked by the arrow), and the instructions that accompanied the proxy materials.

As part of the Annual Meeting, and as time permits, we will hold a live Q&A session, during which we intend to answer questions submitted before or during the meeting in accordance with the Annual Meeting’s Rules of Conduct which are pertinent to the Company and the meeting matters. Answers to any such questions that are not addressed during the meeting will be published following the meeting on the Company’s website at www.aa.com under the links “Investor Relations”—“Annual Shareholders Meeting”—“2021 Annual Meeting of Stockholders Q&A.” Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once. In order to promote fairness, efficient use of the Company’s resources and to ensure all stockholders are responded to, we will respond to up to three questions from a single stockholder.

The Annual Meeting’s Rules of Conduct will be posted on www.proxyvote.com approximately two weeks prior to the Annual Meeting.

Access to the Live Webcast of the Annual Meeting

The live audio webcast of the virtual Annual Meeting will be available to not only our stockholders, but also our team members and other constituents at www.virtualshareholdermeeting.com/aal2021.

A replay of the meeting will be made publicly available for two weeks after the meeting at the same website.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or the meeting, please call the technical support number that will be posted on the virtual meeting platform log-in page.

Quorum

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock as of the record date is necessary to constitute a quorum at the Annual Meeting. Shares are considered present “in person” if voted by the holder of those shares or by proxy during the Annual Meeting.

Vote Required to Approve Each Proposal

With respect to Proposal 1 (Election of Directors), each director must be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares present in person or represented by proxy and entitled to vote for the election of directors. A majority of the votes cast means that the number of votes cast “FOR” a nominee exceeds the number of votes cast “AGAINST” that nominee. Brokers do not have discretionary authority to vote on this proposal. Abstentions and broker non-votes (as defined below under “How to Vote Your Shares”) are not considered votes cast “FOR” or “AGAINST” a nominee’s election and will have no effect in determining whether a nominee has received a majority of the votes cast. In this election, an incumbent director nominee who does not receive the required number of votes for reelection is expected to tender his or her resignation to the Board in accordance with a policy adopted by the Board. Within approximately 90 days after certification of the election results of the stockholder vote, our Corporate Governance and Public Responsibility (“CGPR”) Committee (or such other committee as directed by the Board) will make a determination as to whether to accept or reject the tendered resignation. Following such determination, we will publicly disclose the decision regarding any tendered resignation in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”).

Approval of Proposal 2 (Ratification of Appointment of Independent Registered Public Accounting Firm), Proposal 3 (Advisory Vote to Approve Executive Compensation) and Proposal 4 (Stockholder Proposal) will require the affirmative vote of the holders of a majority of the shares represented, in person or by proxy, and entitled to vote on the matter at the Annual Meeting, provided a quorum is present. Abstentions are considered in determining the number of votes required to obtain the necessary majority vote for the proposal and will have the same legal effect as voting against each proposal.

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How to Vote Your Shares

If you are a stockholder of record, you may vote your shares:

•	over the Internet at www.proxyvote.com prior to the day of the virtual Annual Meeting and at www.virtualshareholdermeeting.com/aal2021 during the virtual Annual Meeting; or

•	by telephone using the toll-free number 1-800-690-6903 prior to the day of the virtual Annual Meeting; or

•	by filling out, signing and dating your proxy card and mailing it in the prepaid envelope.

You will need to follow the instructions when using any of these methods to make sure your shares will be voted at the Annual Meeting. We encourage you to vote in advance by telephone, over the Internet or by mail by completing your proxy card, even if you plan to attend the virtual Annual Meeting.

If your shares are held in “street name” through a broker, bank or other nominee, you may instruct your broker, bank or other nominee to vote your shares by following the instructions that the broker, bank or other nominee provides to you with the proxy materials. If you do not provide the broker, bank or other nominee with specific voting instructions, the broker, bank or other nominee that holds your shares generally may vote on “routine” proposals but cannot vote on “non-discretionary” (non-routine) proposals. We believe that Proposal 2 is routine and that Proposals 1, 3, and 4 are non-discretionary.

Most brokers offer the ability for stockholders to submit voting instructions over the Internet, by telephone or by mail by completing a voting instruction card after you have read these proxy materials. If you hold shares through a broker, bank or other nominee and wish to vote your shares at the Annual Meeting, you will need your unique control number which appears on the instructions that accompanied the proxy materials. In any case, voting in advance over the Internet, by telephone or by mail will not prevent you from voting in person at the virtual Annual Meeting.

If the broker, bank or other nominee that holds your shares in “street name” returns a proxy card without voting on a non-discretionary proposal because it did not receive voting instructions from you on that proposal, this is referred to as a “broker non-vote.” “Broker non-votes” are considered in determining whether a quorum exists at the Annual Meeting. Broker non-votes will have no effect on the outcome of Proposals 1, 3 and 4. Because brokers have discretionary authority to vote on Proposal 2, broker non-votes are not expected on Proposal 2.

Revoking or Changing Your Vote

Stockholders may revoke or change their votes by the following methods (your last instruction received by us will be counted):

•	giving notice of revocation to our Corporate Secretary, at American Airlines Group Inc., 1 Skyview Drive, Fort Worth, Texas 76155 (by mail or overnight delivery);

•	executing and delivering to our Corporate Secretary, at the address noted above, a proxy card relating to the same shares bearing a later date;

•	voting over the Internet or by telephone prior to the time the voting facilities close; or

•	logging onto and voting at the virtual Annual Meeting.

If you decide to revoke or change your vote other than by voting at the Annual Meeting, we must receive the notice of revocation or new vote by 11:59 p.m., Eastern Time, on Tuesday, June 8, 2021, the day prior to the date of the Annual Meeting.

If your shares are held in “street name,” you must contact your broker, bank or other nominee to revoke or change your vote. The revocation or change must be made by the broker, bank or other nominee before the Annual Meeting.

Authority of Proxies

All proper votes received by us by 11:59 p.m. Eastern Time, on Tuesday, June 8, 2021, and not revoked will be voted at the Annual Meeting in accordance with the directions noted. In the absence of instructions, shares represented by a signed and dated proxy card will be voted “FOR” the election of all director nominees, “FOR” the ratification of the appointment of the independent registered public accounting firm, “FOR” the approval, on a non-binding, advisory basis, of executive compensation as disclosed in this Proxy Statement, and “AGAINST” the stockholder proposal.

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If any other matters properly come before the Annual Meeting, the persons named as proxies on the proxy card will vote upon those matters according to their judgment. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement.

Solicitation of Votes

In addition to soliciting votes through the mail, we may solicit votes through our directors, officers and employees in person and by e-mail, telephone or facsimile. We may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. We will pay all expenses incurred in connection with the solicitation of proxies. In addition, we have retained Innisfree M&A Incorporated to assist in the solicitation for an anticipated fee of $25,000, plus expenses.

Inspector of Election

All votes at the Annual Meeting will be counted by Broadridge Financial Solutions, Inc., our inspector of election. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting

The Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are available at www.proxydocs.com/AAL prior to the Annual Meeting and at www.virtualshareholdermeeting.com/aal2021 during the Annual Meeting.

Electronic Delivery of Proxy Materials

In order to eliminate the mailing of a paper notice and to speed your ability to access the proxy materials (including our Annual Report on Form 10-K for the year ended December 31, 2020), we encourage you to sign up for electronic delivery of the Notice Regarding the Availability of Proxy Materials using the instructions described below. Stockholders can help us reduce costs and the impact on the environment by electing to receive and access future copies of our proxy statements, annual reports and other stockholder materials electronically by email. If your shares are registered directly in your name with our stock registrar and transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you can make this election by going to AST’s website (www.astfinancial.com) and (1) clicking Client Login, then Shareholders & Investors, then Manage My Accounts, then select the type of Account—US Shareholder or Non US Shareholder, then Login to Transact; (2) entering the information required to gain access to your account; and (3) clicking Receive Company Mailing via E-Mail. You may also make this election by following the instructions provided when voting over the Internet. If you hold your shares in a brokerage account or otherwise through a third party in “street name,” please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to receive and view future annual meeting materials electronically.

This year, we intend both to mail our proxy materials to certain stockholders and to use the “Notice and Access” method of providing proxy materials to certain stockholders. Under the Notice and Access method, if you have not opted to receive an e-mail notification, you will receive by mail a simple “Notice Regarding the Availability of Proxy Materials,” which will direct you to a website where you may access proxy materials online. You will also be told how to request proxy materials (at no charge) via mail or e-mail, as you prefer.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports, or Notices Regarding the Availability of Proxy Materials, with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. In accordance with these rules, only one proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, will be delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. Stockholders who currently receive multiple copies of the proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, at their address and would like to request “householding” of their communications should contact their broker if they are beneficial owners or direct their request to our Corporate Secretary at the contact information below if they are registered holders.

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If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, please notify your broker, if you are a beneficial owner or, if you are a registered holder, direct your written request to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call Broadridge at 1-866-540-7095.

If requested, we will also promptly deliver, upon oral or written request, a separate copy of the proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials to any shareholder residing at an address to which only one copy was mailed.

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PROPOSAL 1—ELECTION OF DIRECTORS

Election of Directors

Upon the recommendation of the CGPR Committee, the Board has nominated the 12 director candidates listed below under the section “Director Nominees.” Each nominee is currently a director of the Company, two of whom were appointed since our 2020 annual meeting of stockholders.

The authorized number of directors is currently set at 12, and the Board currently consists of 12 members. If elected as a director at the Annual Meeting, each of the nominees will serve a one-year term expiring at the 2022 annual meeting of stockholders and until his or her successor has been duly elected and qualified.

Each of the nominees has consented to serve as a director, if elected.

The Board unanimously recommends that the stockholders vote “FOR” the proposal to elect the directors of the Company listed below under the section “Director Nominees” for a one-year term expiring at the 2022 annual meeting of stockholders and until his or her successors have been duly elected and qualified.

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Director Nominees

Information regarding our director nominees, including their qualifications and principal occupations, as well as the key experience and qualifications that led the Board to conclude each nominee should serve as a director, is provided below. The categories of key skills are:

There are no family relationships among the directors and our executive officers.

Independent Director Since: 2013 Committees: Compensation; CGPR Key Skills:

Jim Albaugh

Select Business Experience:

•  Senior Advisor to Industrial Development Funding, a global asset management firm (2018-Present)

•  Senior Advisor to Perella Weinberg Partners, a global advisory and asset management firm (2016-2018)

•  Senior Advisor to The Blackstone Group L.P., a private equity and financial services firm (2012-2016)

•  President and Chief Executive Officer of The Boeing Company’s (“Boeing”) Commercial Airplanes business unit (2009-2012)

•  President and Chief Executive Officer of Boeing’s Integrated Defense Systems business (2002-2009)

•  Joined Boeing in 1975 and held various other executive positions prior to 2002, including President and Chief Executive of Space and Communications and President of Space Transportation and former member of Boeing’s Executive Council for over ten years.

Current Public Company Directorships:

•  Howmet Aerospace Inc. (formerly Arconic Inc.), a specialty metals company servicing the aerospace, auto and building sectors (2017-Present)

Past Public Company Directorships:

•  Goldman Sachs Acquisition Holdings, a special purpose acquisition company (2018-2020)

•  Harris Corporation, a technology company, defense contractor and information technology services provider (2016-2019)

•  B/E Aerospace, Inc. (2014-2017)

•  TRW Automotive Holdings Corp. (2006-2015)

Other Leadership Experience and Service:

Member of the boards of directors of the following private entities: Aloft Aeroarchitects (formerly PATS Aerospace), and Belcan Corporation; Chairman of the National Aeronautic Association; past President of the American Institute of Aeronautics and Astronautics; past Chairman of the Aerospace Industries Association; elected member of the International Academy of Aeronautics; elected member of the National Academy of Engineering; member of the board of trustees of Willamette University and the Columbia University School of Engineering.

Key Experience/Director Qualifications:

Executive leadership experience in the airplane and airline industry, including experience in the investment industry, and with complex systems, contracts and governmental oversight, as well as accounting and financial literacy and global public company board and corporate governance experience.

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Independent Director Since: 2013 Committees: Compensation; Finance Key Skills and Experience:

Jeff Benjamin

Select Business Experience:

•  Senior Advisor to Cyrus Capital Partners, L.P., a registered investment advisor (2008-Present)

•  Consultant to Apollo Management, L.P. (“Apollo Management”), a private investment fund (2008-2017)

Current Public Company Directorships:

•  A-Mark Precious Metals, Inc., a full-service precious metals trading company (2014-Present)

•  Rackspace Technology, Inc., a technology services company (2016-Present)

Past Public Company Directorships:

•  Chemtura Corporation (2010-2017)

•  Caesars Entertainment Corp. (2008-2017)

•  Exco Resources, Inc. (2005-2016)

Other Leadership Experience and Service:

Member of the boards of directors of the following private entities: ImOn Communications LLC, Involta LLC, Higher Learning Technologies Corporation, NRG Media, LLC, Hexion Holdings Corporation and Shutterfly Inc.

Key Experience/Director Qualifications:

Executive leadership experience in the investment industry, accounting and financial literacy, corporate governance and marketing expertise, success as an investor and extensive experience serving on the boards of directors of global public and private companies.

Independent Director Since: 2021 Committees: Audit; CGPR Key Skills and Experience:

Adriane Brown

Select Business Experience:

•  Managing Partner of Flying Fish Management, LLC, a private asset management firm (2018-Present)

•  President and COO of Intellectual Ventures Management, LLC, a private equity firm (2010-2017)

•  Various roles, including President and CEO of Honeywell Transportation Systems, at Honeywell International Inc., a manufacturing company (1999-2010)

•  Various roles, most recently Vice President and General Manager of Environmental Products, at Corning Incorporated, a materials manufacturing company (1980-1999)

Current Public Company Directorships:

•  Axon Enterprise, Inc., a law-enforcement technology company (2020-Present)

•  eBay Inc., an e-commerce marketplace company (2017-Present)

Past Public Company Directorships:

•  Allergan Inc. (2017-2020)

•  Raytheon Technologies Corporation (2018-2020)

•  Harman International (2013-2017)

Other Leadership Experience and Service:

Worked at Honeywell International, Inc. and Corning Incorporated in positions of increasing responsibility. Member of the board of directors of the Washington Research Foundation/WRF Capital.

Key Experience/Director Qualifications:

Financial expertise, risk management experience, extensive experience as a senior operating executive for segments of large global public companies, including industrial and manufacturing companies, investment experience in technologies and service as a public company director.

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Lead Independent Director Director Since: 2013 Committees: Audit; CGPR Key Skills and Experience:

John Cahill

Select Business Experience:

•  Vice Chairman of The Kraft Heinz Company (“Kraft Heinz”), a food and beverage company (2015-Present)

•  Chairman and Chief Executive Officer of Kraft Foods Group, Inc. (“Kraft Foods Group”), until its merger with H.J. Heinz Company (2014-2015)

•  Non-Executive Chairman of Kraft Foods Group (March 2014-December 2014)

•  Executive Chairman of Kraft Foods Group (2012-2014)

•  Executive Chairman, North American Grocery of Kraft Foods, Inc., the former parent of Kraft Foods Group (January 2012-December 2012)

Current Public Company Directorships:

•  Kraft Heinz (2015-Present)

•  Colgate-Palmolive Company, a consumer products company (2005-Present)

Past Public Company Directorships:

•  Kraft Foods Group (2012-2015)

•  Legg Mason, Inc. (2009-2014)

•  The Pepsi Bottling Group, Inc. (1999-2007)

•  Frontier Holdings, Inc. (1984-1985)

Other Leadership Experience and Service:

Former Industrial Partner at Ripplewood Holdings LLC; spent nine years with The Pepsi Bottling Group, Inc., culminating in the position of Chairman and Chief Executive Officer; and worked at PepsiCo, Inc. for nine years in a variety of leadership positions.

Key Experience/Director Qualifications:

Leadership and operations experience in executive leadership roles at global public companies, as well as airline experience, investment, accounting and financial expertise, experience in consumer products industries and public company board and corporate governance experience.

Independent Director Since: 2013 Committees: Audit; Finance Key Skills and Experience:

Mike Embler

Select Business Experience:

•  Chief Investment Officer of Franklin Mutual Advisers, LLC (“Franklin Mutual Advisers”), an asset management company (2005-2009)

•  Head of Franklin Mutual Advisers’ Distressed Investment Group (2001-2005)

Current Public Company Directorships:

•  NMI Holdings, Inc., a mortgage insurance provider (2012-Present)

Past Public Company Directorships:

•  Taubman Centers, Inc., a shopping mall REIT (2018-2020)

•  CIT Group Inc. (2009-2016)

•  Dynegy Inc. (2011-2012)

•  AboveNet Inc. (2003-2012)

•  Kindred Healthcare Inc. (2001-2008)

Other Leadership Experience and Service:

Worked at Nomura Holding America Inc. for almost a decade in positions of increasing responsibility culminating in the position of Managing Director; former member of the board of trustees of The Mohonk Preserve; and holds certificates in Cyber Security Oversight (National Association of Corporate Directors) and Environmental Conservation and Sustainability (Earth Institute Center for Environmental Sustainability).

Key Experience/Director Qualifications:

Experience in finance, asset management and restructurings, capital markets and capital management, experience as a senior executive, perspective as an institutional investor, success as an investor and service as a director of global public and private companies.

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Independent Director Since: 2013 Committees: Audit Key Skills and Experience:

Matt Hart

Select Business Experience:

•  President and Chief Operating Officer of Hilton Hotels Corporation (“Hilton”), a hotel developer and operator, until its acquisition by a private equity firm (2004-2007)

•  Executive Vice President and Chief Financial Officer of Hilton (1996-2004)

Current Public Company Directorships:

•  American Homes 4 Rent, a real estate investment trust (2012-Present)

•  Air Lease Corporation, an aircraft leasing company (2010-Present)

Past Public Company Directorships:

•  B. Riley Financial, Inc. (2009-2015)

•  US Airways Group, Inc. (2006-2013)

•  Kilroy Realty Corporation (1997-2008)

•  America West Holdings Corporation (2004-2005)

Other Leadership Experience and Service:

Former Senior Vice President and Treasurer of The Walt Disney Company; former Executive Vice President and Chief Financial Officer of Host Marriott Corp.; and member of the board of directors of Heal the Bay.

Key Experience/Director Qualifications:

Financial expertise, risk management experience, extensive experience as a senior operating and finance executive for large global public companies, including companies in the consumer travel industry, investment and mergers and acquisitions experience, service as a public company director and airline experience.

Independent Director Since: 2015 Committees: Compensation; CGPR Key Skills and Experience:

Sue Kronick

Select Business Experience:

•  Operating Partner at Marvin Traub Associates, a New York based retail consulting firm (2012-Present)

•  Vice Chairman of Macy’s, Inc. (“Macy’s”), owner of Macy’s and Bloomingdales retail department stores (2003-2010)

•  Group President, Regional Department Stores of Macy’s (2001-2003)

•  Chairman and Chief Executive Officer of Burdines/Macy’s Florida (1997-2001)

Current Public Company Directorships:

•  Hyatt Hotels Corporation, a hospitality company (2009-Present)

Past Public Company Directorships:

•  The Pepsi Bottling Group, Inc. (1999-2010)

Other Leadership Experience and Service:

Member of the board of directors of the John S. and James L. Knight Foundation and the Miami City Ballet.

Key Experience/Director Qualifications:

Financial, marketing and operational expertise, as well as experience serving as a global public company director and building industry leading brands as a result of the various executive management positions held with Macy’s.

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Independent Director Since: 2015 Committees: Audit; Finance Key Skills and Experience:

Marty Nesbitt

Select Business Experience:

•  Co-Chief Executive Officer of The Vistria Group, LLC, a private-equity investment firm (2013-Present)

•  President and Chief Executive Officer of PRG Parking Management (known as The Parking Spot), an owner and operator of off-airport parking facilities (1996-2012)

Current Public Company Directorships:

•  Chewy, Inc., an online retailer for pet needs (2020-Present)

•  Center Point Energy Corp, a public utility company (2018-Present)

Past Public Company Directorships:

•  Jones Lang LaSalle Incorporated, a public commercial real estate company (2011-2021)

•  Pebblebrook Hotel Trust (2009-2010)

•  Norfolk Southern Corporation (2013-2018)

Other Leadership Experience and Service:

Former member of the board of directors of PRG Parking Management (known as The Parking Spot); former officer of the Pritzker Realty Group, L.P.; former Vice President and Investment Manager at LaSalle Partners, one of the predecessor corporations of Jones Lang LaSalle Incorporated; Trustee of Chicago’s Museum of Contemporary Art; and Chairman of the Barack Obama Foundation.

Key Experience/Director Qualifications:

Executive leadership, operational, financial and investment experience, as well as global public company board experience.

Independent Director Since: 2013 Committees: Compensation; Finance Key Skills and Experience:

Denise O’Leary

Select Business Experience:

•  Private venture capital investor (1997-Present)

•  Partner (1987-1996) and associate (1983-1987) at Menlo Ventures, a venture capital firm

Current Public Company Directorships:

•  Medtronic plc, a medical technology company (2000-Present)

Past Public Company Directorships:

•  Calpine Corporation (2009-2018)

•  US Airways Group, Inc. (2005-2013)

•  Chiron Corporation (2002-2006)

•  America West Holdings Corporation (1998-2005)

Other Leadership Experience and Service:

Chair of the board of trustees of the University of Denver; member of the Board of Regents of the Smithsonian Institution; and former member of the boards of directors of the following private entities: Galvanize, Inc., the Bonfils-Stanton Foundation, Lucile Packard Children’s Hospital, Stanford Hospital & Clinics, Smithsonian National Board, the Denver Foundation, the Corporation for Supportive Housing, Connect for Health Colorado and the University of Colorado Hospital Authority.

Key Experience/Director Qualifications:

Executive leadership experience in the investment industry, financial expertise, experience in the oversight of risk management, human resources expertise, extensive service as a global public company director, success as an investor and airline industry expertise.

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Chairman Director Since: 2013 Key Skills and Experience:

Doug Parker

Select Business Experience:

•  Chairman of the board of directors of AAG (2014-Present)

•  Chief Executive Officer of AAG and American (2013-Present)

•  Chairman of the board of directors of and Chief Executive Officer of US Airways Group, Inc. and US Airways, Inc. (2005-2013)

Current Public Company Directorships:

•  AAG (2013-Present)

Past Public Company Directorships:

•  US Airways Group, Inc. (2005-2013)

•  Pinnacle West Capital Corporation (2007-2012)

•  America West Holdings Corporation (1999-2005)

Other Leadership Experience and Service:

Former Chairman of the board of directors of and Chief Executive Officer of America West and America West Airlines (“AWA”); Chairman of Airlines for America; former Senior Vice President and Chief Financial Officer of AWA; member of the board of advisors for the Cox School of Business at Southern Methodist University; and member of the Vanderbilt University Board of Trustees.

Key Experience/Director Qualifications:

Financial, airline, marketing, human resources and labor relations experience, as well as 30 years of experience in the airline industry, nearly 20 years of experience as an airline Chairman and Chief Executive Officer, mergers and acquisitions experience and experience as a global public company director.

Independent Director Since: 2005 Committees: Corporate Governance and Public Responsibility; Finance Key Skills and Experience:

Ray Robinson

Select Business Experience:

•  Non-executive Chairman of the board of directors of Progressive Leasing, Inc. following its spin-off from Aaron’s Inc. (“Aaron’s”) (2020-Present)

•  Non-executive Chairman of the board of directors of Aaron’s, Inc., a lease-to-own retailer (2014-2020)

•  Director and non-executive Chairman of Citizens Trust Bank, a privately-held African American-owned bank, and its affiliated holding company (2003-present)

•  Held several executive positions at AT&T from 1968-2003, including President of the Southern Region, its largest region, President and Chief Executive Officer of AT&T Tridom, Vice President of Operations for AT&T Business Customer Care, Vice President of AT&T Outbound Services and Vice President of AT&T Public Relations

Current Public Company Directorships:

•  Progressive Leasing, Inc., following its spin-off from Aaron’s, Inc. (2020-Present)

•  Fortress Transportation and Infrastructure, a public company that invests in transportation infrastructure and equipment (2015-Present)

•  Acuity Brands, Inc., a public lighting solutions company (2001-Present)

Past Public Company Directorships:

•  Aaron’s, Inc. (2002-2020)

•  Avnet, Inc. (2000-2017)

•  Citizens Bancshares Corporation (deregistered as a public company in 2017)

•  RailAmerica Inc. (2009-2011)

Other Leadership Experience and Service:

Member of the board of directors of the Georgia Aquarium; Vice Chairman of the East Lake Community Foundation; and member of the board of trustees of the University of Denver.

Key Experience/Director Qualifications:

Extensive technology, banking, communications, strategic and executive leadership and marketing experience, as well as experience serving as a public company director.

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Independent Director Since: 2020 Committees: Compensation; Finance Key Skills and Experience:

Doug Steenland

Select Business Experience:

•  Senior Advisor to The Blackstone Group L.P. (2009-Present)

•  Chief Executive Officer of Northwest Airlines Corporation (2004-2008)

•  President of Northwest Airlines Corporation (2001-2004)

•  Senior Partner of law firm that is now DLA Piper LLP (1984-1991)

Current Public Company Directorships:

•  American International Group, Inc., an insurance company (2009-Present)

•  Hilton Worldwide Holdings, Inc., a hotel management company (2010-Present)

•  London Stock Exchange Group (2021-Present)

Past Public Company Directorships:

•  Performance Food Group (2012-2019)

•  Travelport LLC (2012-2019)

Other Leadership Experience and Service:

Member of the boards of trustees of the Brookings Institute, the board of directors of the Middle East Investment Initiative and member of the board of visitors of the Duke University Fuqua Business School; former Chairman of the Air Transport Association.

Key Experience/Director Qualifications:

Former airline president and CEO, extensive experience as a global business leader, with experience in finance, restructuring and regulatory affairs, as well as experience serving as a public company director.

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BOARD COMPOSITION

How We Build a Board that is Right for American Airlines

Each of the 12 current nominees for director recommended for election at the Annual Meeting is a current member of the Board, two of whom were appointed since our 2020 annual meeting of stockholders. The effectiveness of the Board and the recruitment of directors are overseen by the CGPR Committee. In evaluating candidates for director, the CGPR Committee considers the qualifications described below. Based on its evaluation of each of the current nominees’ qualifications and his or her prior performance as a director, the CGPR Committee determined to recommend each nominee for election. The CGPR Committee received no nominations from stockholders for the Annual Meeting. Ms. Brown was identified to the Company by a third party search firm. This search firm also was involved in the identification of Mr. Steenland, who was also previously known to our Chief Executive Officer and certain of our executive officers due to his involvement in the airline industry.

Consistent with its charter, the CGPR Committee proposes for nomination existing directors and new candidates who have the highest personal and professional integrity, have demonstrated exceptional intelligence and judgment, have proven leadership skills, as well as the requisite skills necessary to advance our long term strategic plan, are committed to our success and have the ability to work effectively with the Company’s Chief Executive Officer and other members of the Board. Also, a nominee must possess skills, experience and expertise appropriate to best serve the long-term financial interests of our stockholders.

The Corporate Governance Guidelines (the “Governance Guidelines”) specify that it is the objective of the Board that it be composed of individuals who have, among other things, a diversity of skills, expertise and perspective (including based on age, gender, race and ethnic diversity) appropriate for the business and operation of the Company. The Board currently includes a group of individuals who have demonstrated success and leadership in a variety of fields and endeavors, with a broad diversity of experience, opinions, perspectives, professions, skills, expertise, education, geographic representation and backgrounds. The CGPR Committee and the Board believe that the Board is, and should continue to be, comprised of persons who can contribute experience in public company board service and corporate governance and areas such as strategic planning, leadership of large, complex organizations, international and global operations, the airline, travel and transportation industry, finance, accounting, and investment, risk management, legal and regulatory, customer service, marketing and consumer products, media and communications, labor relations and human resources (including leadership assessment and diversity), real estate and facilities, safety, information technology, climate change, sustainability and community service. The CGPR Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

The Governance Guidelines also require that any directors who also serve as chief executive officers of public companies should not serve on more than two boards of public companies other than the Company’s Board, and other directors should not serve on more than four boards of public companies, other than the Company’s Board.

The CGPR Committee periodically evaluates the performance of the Board, its committees and the directors in an effort to facilitate the continuous improvement of the Board, as well as to assess the specific qualifications, experiences and perspectives of future director candidates that would be most valuable and have the most impact on our success.

In accordance with applicable listing standards of The Nasdaq Stock Market (“Nasdaq”), the Board confirms that at least a majority of the Board is independent in accordance with the Nasdaq definition of independence and that the members of the Board, as a group, maintain the requisite qualifications under applicable Nasdaq listing standards for service on the Audit, Compensation, and CGPR Committees.

Board Diversity and Tenure

The CGPR Committee recognizes the benefits of diversity in the boardroom, including better reflecting our diverse customer and employee base and the healthy debate that stems from different viewpoints that may result from diverse backgrounds. Accordingly, our Board is diverse in many ways, with differing geographic, business, gender and racial backgrounds. One-third of our Board nominees are diverse based on gender or ethnicity.

Eleven out of our 12 Board nominees have served on our Board for less than eight years and four have been on our Board for less than six years. We believe this attains the right balance between new directors who bring new ideas and insights and longer-serving directors with deep institutional knowledge of our Board and company.

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Gender Diversity	Racial/Ethnic Diversity

Tenure

Stockholder Recommendations or Nominations of Director Candidates

The Board welcomes recommendations from its stockholders for director candidates that they believe meet the standards described above under “How We Build a Board that is Right for American Airlines.” We encourage stockholders with any such director candidate recommendations to contact us directly prior to going through the formal director nomination procedures described below. The CGPR Committee has a policy of considering candidates who are recommended by stockholders for membership to the Board in the same manner as candidates recommended by members of the Board.

Under our Bylaws, any stockholder wishing to nominate a director should submit in writing the candidate’s name, biographical information, business qualifications and other information required by the Bylaws, to Susan D. Kronick, Chair of the Corporate Governance and Public Responsibility Committee, American Airlines Group Inc., MD8B503, 1 Skyview Drive, Fort Worth, Texas 76155. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected, and must otherwise be in compliance with our Bylaws. The Bylaws require that written nominations be received by the Company no sooner than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. For the 2022 annual meeting of stockholders, notice must be delivered no sooner than February 9, 2022 and no later than March 11, 2022. All qualified submissions will be reviewed by the CGPR Committee at the next appropriate meeting.

In addition, our Bylaws permit certain of our stockholders who have beneficially owned 3% or more of our outstanding common stock continuously for at least three years to submit nominations to be included in the Company’s proxy materials for up to 20% of the total number of directors then serving. Notice of proxy access director nominations for the 2022 annual meeting of stockholders must be delivered to our Corporate Secretary at our principal executive offices no earlier than November 3, 2021 and no later than the close of business on December 30, 2021. The notice must set forth the information required by our Bylaws with respect to each proxy access director nomination that eligible stockholder or stockholders intend to present at the 2022 annual meeting of stockholders and must otherwise be in compliance with our Bylaws.

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PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of Independent Registered Public Accounting Firm

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. Our Audit Committee annually reviews the independent registered public accounting firm’s qualifications, performance, fees and independence. Following its review, our Audit Committee has selected KPMG LLP (“KPMG”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2021, and our Board has directed that KPMG’s appointment be submitted to our stockholders for ratification at the Annual Meeting.

KPMG has served as our independent registered public accounting firm since 2014. The Audit Committee believes it is important for the independent registered public accounting firm to maintain its objectivity and independence. In accordance with SEC rules and KPMG policies, the firm’s lead engagement partner rotates every five years. The Audit Committee and its Chair are directly involved in the selection of KPMG’s new lead engagement partner. Furthermore, in order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm.

The Board has directed that KPMG’s appointment for the fiscal year ending December 31, 2021 be submitted to our stockholders for ratification at the Annual Meeting. The Audit Committee and the Board believe that the continued retention of KPMG to serve as the Company’s independent external auditor is in the best interests of the Company and its stockholders. If the stockholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment.

A representative of KPMG is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so, and the representative is also expected to be available to respond to appropriate questions from stockholders.

The Audit Committee and the Board unanimously recommend that the stockholders vote “FOR” the proposal to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

Independent Registered Public Accounting Firm Fees

The following table presents fees billed for professional services rendered by KPMG, AAG’s principal accountant for the audit of the financial statements of AAG and its subsidiaries as of and for the fiscal years ended December 31, 2020 and 2019, as well as fees billed in this period for other services rendered by KPMG.

	Fiscal Year 2020 ($)	Fiscal Year 2019 ($)
Audit Fees	3,710,000	4,120,000
Audit-Related Fees	1,220,000	1,155,000
Tax Fees	38,000	160,000
All Other Fees	–	–
Total	4,968,000	5,435,000

“Audit Fees” are for professional services rendered for the audits of the annual financial statements included in our Annual Report on Form 10-K (including fees for the audits of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, as amended) and quarterly reviews of the financial statements included in our quarterly reports on Form 10-Q.

“Audit-Related Fees” are for professional services rendered in connection with securities offerings and other SEC filings, significant auditing work on transactions and consultations concerning financial accounting and reporting standards and attest services.

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“Tax Fees” primarily include fees for professional services rendered in connection with tax compliance services.

There were no fees that fall into the classification of “All Other Fees” for the fiscal years ended December 31, 2020 and 2019.

Policy on Audit Committee Pre-Approval

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm, including audit services, audit-related services, tax services and other services. The Audit Committee has delegated pre-approval authority to its Chair. Under this delegation, the Chair must report any pre-approval decision he or she makes to the Audit Committee at its next meeting following such approval.

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PROPOSAL 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (SAY-ON-PAY)

Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), allows our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, commonly known as a “say-on-pay” vote. The Board has adopted a policy providing for an annual say-on-pay advisory vote. Unless the Board modifies its policy on the frequency of future say-on-pay advisory votes, we will bring these proposals to our stockholders annually and the next say-on-pay advisory vote will be held at the 2022 annual meeting of stockholders.

Our Compensation Committee and the Board believe that our compensation practices align our executive compensation structure with stockholders’ interests and current market practices. Our compensation strategy is designed to provide a total compensation package that will attract and retain high-caliber executives and align their objectives, incentives and contributions with corporate objectives and stockholder interests, as well as to be flexible and complementary to meet our compensation objectives. At the 2020 annual meeting of stockholders, our stockholders approved the compensation of our named executive officers with an approval representing approximately 87% of the shares represented in person or by proxy at the meeting and entitled to vote.

Highlights of our compensation program and our pay-for-performance results include:

Executive Compensation Limits Under Payroll Support Agreements. We entered into, with the federal government, payroll support and loan agreements under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), a payroll support agreement (“PSP2”) under Subtitle A of Title IV of Division N of the Consolidated Appropriations Act, 2021 and a payroll support agreement (“PSP3”) under section 7301 of the American Rescue Plan Act of 2021 pursuant to which our named executive officers became subject to significant limits on their compensation. Under the applicable limits, each of our named executive officers’ total compensation during any 12-month period from March 24, 2020 until April 1, 2023, is capped at an amount equal to the sum of (i) $3 million and (ii) 50% of the total compensation in excess of $3 million received by such executive officer in calendar year 2019. Our 2020 executive compensation programs did not cause any of our named executive officers’ compensation to exceed their applicable limit. However, for 2021, we have implemented significant reductions to the total target direct compensation for our named executive officers in order to comply with such limits, and they will continue to be a primary determinant of our named executive officers’ compensation over the remaining period during which they are in effect.

A Commitment to Fair Pay and Pay-for-Performance with a substantial portion of each executive officer’s compensation being “at risk” and aligned with stockholder interests, as shown by the following:

•	At his request, Mr. Parker’s target direct compensation has been historically set at and remains below the average for his peers at Delta and United.

•	100% of Mr. Parker’s direct compensation for 2020 was provided in the form of equity incentives, 50% of which may vest based upon the achievement of performance objectives, underscoring our commitment to paying for performance and further aligning his interests with that of our stockholders.

•	For 2020, on average, 87% of the total target compensation of our other named executive officers was variable, at risk and tied directly to measurable performance. We design our annual and long-term incentives to include meaningful performance metrics, and for 2020, we introduced new metrics to both our annual and long-term incentive programs for our named executive officers, which were intended to better reflect our financial and operational objectives.

•	From April 1, 2020 through June 30, 2020, in response to the COVID-19 pandemic, at their requests, the base salaries of our named executive officers (other than our CEO who has not received a base salary since 2015) were reduced by 50% (55% in the case of our President).

No Short-Term Cash Incentive Payouts for 2020. In June 2020, upon the recommendation of management, our Compensation Committee approved terminating our 2020 short-term incentive plan (“STIP”) in recognition of the unprecedented business challenges resulting from the COVID-19 pandemic, and as a result, none of our named executive officers received any STIP payout.

Performance-Vesting Restricted Stock Units (“RSUs”) Tracking Below Threshold. Our long-term incentive program (“LTIP”) for our named executive officers incorporates both performance- and time-vesting components, with the performance-vesting component weighted at least 50% by target value. Each named executive officer held three

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outstanding awards with performance-vesting components as of the end of 2020, which were all tracking below threshold as of the end of 2020. In February 2021, it was determined that the pre-tax adjusted income goal for the 2018 performance-vesting RSUs were achieved at below threshold, and these awards were forfeited in their entirety.

Performance-Vesting RSU Pay Outcomes as of 12/31/20

2018 Grant (forfeited in February 2021)	Tracking at Below Threshold (0%)

2019 Grant (potentially vesting in 2022)	Tracking at Below Threshold (0%)

2020 Grant (potentially vesting in 2023)	Tracking at Below Threshold (0%)

Realizable Compensation Significantly Below Target Compensation. As shown in tables below, as of December 31, 2020, our named executive officers’ 2020 and three-year average realizable compensation was significantly below their target compensation.

2020 Realizable Compensation

Target compensation includes base salary, target annual short-term incentive and the grant date fair value of long-term incentives. Realizable compensation includes base salary earned, the value of time-vesting RSUs granted in 2020 based on our closing stock price as of December 31, 2020, and the value of performance-vesting RSUs granted in 2020 based on the performance and closing stock price as of December 31, 2020. No annual short-term incentive was earned for 2020.

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Three-year Average Realizable Compensation

Target compensation includes base salary, target annual short-term incentive and the grant date fair value of long-term incentives for the applicable year. Realizable compensation includes base salary earned and annual short-term incentive earned for each applicable year and values equity awards granted during 2018-2020 as follows: with respect to RSUs that had vested by December 31, 2020 based on the closing stock price on the applicable vesting date, with respect to time-vesting RSUs that were unvested as of December 31, 2020 based on the closing stock price as of December 31, 2020, and with respect to performance-vesting RSUs that were unvested as of December 31, 2020 based on the performance and closing stock price as of December 31, 2020.

No Employment, Change in Control or Severance Agreements. None of our executive officers is party to any employment or severance agreement providing change in control or severance benefits. These were eliminated at our executive officers’ request.

A Continued Commitment to Good Compensation Governance Practices. Compensation packages for our executive officers are (i) established by our Compensation Committee that consists solely of independent directors, (ii) consistent with market practice, and (iii) reasonable in light of our corporate and each individual executive’s performance.

Clawback Provisions. All incentive compensation paid to our executive officers are subject to clawback provisions.

Stock Ownership Guidelines. We maintain stock ownership guidelines that further align their long-term interests with those of our stockholders, as well as good disclosure practices.

Mitigating Compensation Risk. We mitigate compensation risk by providing a compensation package that focuses on both short- and long-term goals and requiring a substantial stock ownership commitment, which encourages our executives to focus on the Company’s success both during the immediate fiscal year and for the future.

For more information about our compensation practices and philosophy, see the section entitled “Compensation Discussion and Analysis” beginning on page 48.

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We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. This vote gives stockholders the opportunity to express their views on the named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and our philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that AAG’s stockholders approve, on a non-binding, advisory basis, the compensation of AAG’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC in the Compensation Discussion and Analysis section, the compensation tables, narrative discussion and any related material disclosed in this Proxy Statement for the Annual Meeting.”

The say-on-pay vote is advisory, and therefore not binding on us, our Compensation Committee or the Board. However, the Board and Compensation Committee value the opinions of our stockholders and will consider the outcome of this advisory vote when making future decisions about executive compensation.

The Board unanimously recommends that the stockholders vote “FOR” the approval of executive compensation.

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PROPOSAL 4—ADVISORY VOTE ON A STOCKHOLDER PROPOSAL TO AMEND CERTAIN VOTING THRESHOLDS

A stockholder has informed the Company that he intends to present the proposal set forth below at our Annual Meeting. The name and address of the stockholder and the number of the Company’s securities that the stockholder own will be provided to stockholders promptly upon request. If the stockholder (or his “qualified representative”) is present at the Annual Meeting and properly submits the proposal for a vote, then the stockholder proposal will be voted upon at the Annual Meeting. In accordance with federal securities laws, the stockholder proposal is presented below as submitted by the stockholder and is quoted verbatim. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including other sources referenced in the supporting statement.

For the reasons stated in the Board’s Statement in Opposition, which follows the stockholder proposal, the

Board unanimously recommends that you vote “AGAINST” the stockholder proposal.

Stockholder Proposal

Proposal 4—Simple Majority Vote

RESOLVED, Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Supporting Statement

Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs and FirstEnergy. These votes would have been higher than 74% to 88% if more shareholders had access to independent proxy voting advice. The proponents of these proposals included Ray T. Chevedden and William Steiner. Church & Dwight shareholders gave 99%-support to a 2020 proposal on this same topic.

The current supermajority vote requirement does not make sense. For instance with our 80% simple majority vote requirement in an election calling for an 80% shareholder approval in which 81% of shares cast ballots—then 2% of shares opposed to certain improvement proposal topics would prevail over the 79% of shares that vote in favor.

In anticipation of impressive shareholder support for this proposal topic an enlightened Governance Committee and an enlightened Board of Directors and could expedite adoption of this proposal topic by giving shareholders an opportunity to vote on a binding management proposal at our 2021 annual meeting. Hence adoption could take place in 2021 instead of 2022.

Adopting simple majority vote can be one step to make the corporate governance of American Airlines more competitive and unlock shareholder value.

Please vote yes:

Simple Majority Vote—Proposal 4

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The Board’s Statement in Opposition

The Board has considered this proposal and concluded that its adoption is not in the best interests of our stockholders. Accordingly, the Board unanimously recommends a vote AGAINST this proposal for the following reasons.

We have an excellent corporate governance structure.

Our Board is firmly committed to excellence in corporate governance and has adopted a wide range of practices and procedures that promote effective Board oversight. Our Board believes that the corporate governance concerns raised by the proponent are misplaced. Some of the Company’s progressive governance practices include the following:

•	11 of our 12 directors, or 92%, are “independent” under the standards adopted by the Securities and Exchange Commission and Nasdaq;

•	each of the four Board committees—Audit, Compensation, CGPR, and Finance—is composed solely of independent directors;

•	the Board’s Lead Independent Director, among other responsibilities, presides over executive sessions of the independent directors, serves as liaison between the Chairman and the independent directors, ensures that the Board has proper input into meeting agendas and schedules to assure that there is sufficient time for discussion of all agenda items, has the authority to call meetings of the independent directors, and guides the CEO succession planning process in conjunction with the other independent directors

•	a majority voting standard applies in uncontested elections of directors, such that in an uncontested election, a nominee will be elected to the Board if the number of shares voted for the nominee exceeds the number of shares voted against the nominee, and if an incumbent director is not elected by a majority of votes cast, he or she is expected to offer to tender his or her resignation to the Board; and

•	the Company has adopted proxy access, which allows stockholders owning at least 3% of the Company’s common stock for three years to nominate, and include in the Company’s proxy materials, director candidates constituting up to 20% of the Board.

Existing Supermajority Voting Thresholds Apply in Limited Circumstances

A majority of the total number of votes present at a meeting is required for passage of all matters voted upon by stockholders, other than select proposals to amend the Certificate of Incorporation or Bylaws. Amendment to the provisions of the Certificate of Incorporation relating to the preservation of the tax attributes of our net operating losses, changes to our Board, the calling of special meetings of stockholders, amendments to the Bylaws and amendments to the Certificate of Incorporation require an affirmative vote of 66.7% of the outstanding shares. Amendment of the Bylaws by the stockholders requires an affirmative vote of 80% of the outstanding shares.

Supermajority voting provisions such as these are prevalent among S&P 500 companies, with nearly half of companies within the index maintaining some form of a supermajority voting threshold. These voting standards comply with applicable law, and are in place to maximize long-term value for our stockholders and provide protection for all stockholders against self-interested actions of one or a few large stockholders.

Our Board believes that in the limited circumstances as provided in our Certificate of Incorporation and Bylaws, the higher voting requirements are appropriate because certain fundamental matters should require the support of a broad consensus of the Company’s stockholders, rather than a simple majority of the votes present at a meeting.

Benefits to Stockholders from Supermajority Provisions

Under a simple majority voting standard, where only a “majority of the votes cast for and against” is required, a few large stockholders would have the power to approve actions that would significantly alter the governance of the Company, including fundamental changes to the Company’s corporate governance structure or operations that could negatively impact the interests of all stockholders. This means a very small group of stockholders could act in their own self-interests and possibly to the detriment of the Company’s other stockholders. Our Board believes that the few heightened voting standards currently existing in the Certificate of Incorporation and Bylaws protect our stockholders against such actions and should not be eliminated.

For these reasons, the Board unanimously urges stockholders to vote “AGAINST” the proposal to provide for simple majority voting.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our Common Stock as of April 13, 2021, by (1) each of our directors and nominees for director, (2) each of the individuals named in the section entitled “Executive Compensation—Summary Compensation Table” on page 62 and (3) all of our directors and executive officers as a group, based in each case on information furnished to us by these persons. We believe that each of the named individuals and each director and executive officer included in the group has sole voting and investment power with regard to the shares shown, except that certain individuals may share voting and investment power with their spouses and except as otherwise noted.

	AAG Common Stock Beneficially Owned(1)
Name of Beneficial Owner and Relationship to Company	Amount and Nature of Beneficial Ownership		Percent of Class

Doug Parker Chairman and Chief Executive Officer	1,837,070	(2)	*

Robert Isom President	622,463	(3)	*

Derek Kerr Executive Vice President and Chief Financial Officer	444,391	(4)	*

Steve Johnson Executive Vice President—Corporate Affairs	551,270	(5)	*

Maya Leibman Executive Vice President and Chief Information Officer	179,110	(6)	*

Jim Albaugh Director	44,904	(7)	*

Jeff Benjamin Director	85,782	(8)	*

Adriane Brown Director	2,375	(9)	*

John Cahill Director	160,782	(10)	*

Mike Embler Director	43,782	(11)	*

Matt Hart Director	50,388	(12)	*

Sue Kronick Director	26,547	(13)	*

Marty Nesbitt Director	26,547	(14)	*

Denise O’Leary Director	101,836	(15)	*

Ray Robinson Director	38,567	(16)	*

Doug Steenland Director	7,656	(17)	*

All directors and executive officers as a group (17 persons)	4,551,191	(18)	*

*	Represents less than 1% of the outstanding shares of our Common Stock.

(1)

Beneficial ownership as reported in the table has been determined in accordance with SEC rules and regulations and includes RSUs that vest within 60 days of April 13, 2021. Pursuant to SEC rules and regulations, all shares not currently outstanding that are subject to RSUs that vest within 60 days of April 13, 2021 are deemed to be outstanding for the purpose of computing “Percent of Class” held by the holder of the class but are not deemed to be outstanding for the purpose of computing the “Percent of Class” held by any other stockholder.

(2)	Includes 1,837,070 shares held directly. Excludes 821,435 unvested RSUs that will not vest within 60 days of April 13, 2021.

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(3)	Includes 622,463 shares held directly. Excludes 436,575 unvested RSUs that will not vest within 60 days of April 13, 2021.

(4)

Includes 244,391 shares held directly and 200,000 shares held indirectly for the benefit of the Derek J. Kerr 2021 Grantor Retained Annuity Trust. Excludes 265,672 unvested RSUs that will not vest within 60 days of April 13, 2021.

(5)	Includes 551,270 shares held directly. Excludes 265,672 unvested RSUs that will not vest within 60 days of April 13, 2021.

(6)	Includes 178,272 shares held directly and 838 shares held indirectly for the benefit of Ms. Leibman’s spouse. Excludes 263,146 unvested RSUs that will not vest within 60 days of April 13, 2021.

(7)	Includes 36,091 shares held directly and 8,813 shares underlying unvested RSUs that vest within 60 days of April 13, 2021.

(8)

Includes 26,969 shares held directly, 50,000 shares held indirectly for the benefit of the Jeffrey Benjamin 2009 Family Trust and 8,813 shares underlying unvested RSUs that vest within 60 days of April 13, 2021.

(9)	Includes 2,375 shares underlying unvested RSUs that vest within 60 days of April 13, 2021.

(10)

Includes 97,146 shares held indirectly for the benefit of the John Tobin Cahill AAL 2020 GRAT, 50,000 shares held indirectly for the benefit of the John Tobin Cahill AAL GRAT 2, 4,823 shares held indirectly for the benefit of the John Tobin Cahill Revocable Trust and 8,813 shares underlying unvested RSUs that vest within 60 days of April 13, 2021.

(11)	Includes 34,969 shares held directly and 8,813 shares underlying unvested RSUs that vest within 60 days of April 13, 2021.

(12)	Includes 41,575 shares held directly and 8,813 shares underlying unvested RSUs that vest within 60 days of April 13, 2021.

(13)	Includes 17,734 shares held directly and 8,813 shares underlying unvested RSUs that vest within 60 days of April 13, 2021.

(14)	Includes 17,734 shares held directly and 8,813 shares underlying unvested RSUs that vest within 60 days of April 13, 2021.

(15)	Includes 93,023 shares held directly and 8,813 shares underlying unvested RSUs that vest within 60 days of April 13, 2021.

(16)	Includes 29,754 shares held directly and 8,813 shares underlying unvested RSUs that vest within 60 days of April 13, 2021.

(17)	Includes 7,656 shares underlying unvested RSUs that vest within 60 days of April 13, 2021.

(18)

Includes 4,059,036 shares held directly, 838 shares held indirectly for the benefit of an officer’s spouse, 200,000 shares held indirectly for the benefit of the Derek J. Kerr Grantor Retained Annuity Trust, 50,000 shares held indirectly for the benefit of the Jeffrey Benjamin 2009 Family Trust, 97,146 shares held indirectly for the benefit of the John Tobin Cahill AAL 2020 GRAT, 50,000 shares held indirectly for the benefit of the John Tobin Cahill AAL GRAT 2, 4,823 shares held indirectly for the benefit of the John Tobin Cahill Revocable Trust and 89,348 shares underlying unvested RSUs that vest within 60 days of April 13, 2021, held by our directors as a group. Excludes 2,318,172 shares underlying unvested RSUs held by our executive officers as a group that will not vest within 60 days of April 13, 2021.

The following table sets forth information regarding the beneficial ownership of our Common Stock as of April 13, 2021 for each person known to us to be the beneficial owner of more than 5% of our outstanding Common Stock.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	65,972,326	(a)	10.29%

PRIMECAP Management Company 177 E. Colorado Blvd., 11th Floor Pasadena, CA 91105	47,666,106	(b)	7.43%

(a)

The amount shown and the following information are derived solely from the Schedule 13G/A filed by The Vanguard Group on April 12, 2021. The Vanguard Group has shared voting power with respect to 768,045 of such shares, sole voting power with respect to no shares, sole dispositive power with respect to 64,102,055 of such shares and shared dispositive power with respect to 1,870,271 of such shares.

(b)

The amount shown and the following information are derived solely from the Schedule 13G/A filed by PRIMECAP Management Company on February 12, 2021. PRIMECAP Management Company has sole dispositive power with respect to all of such shares, sole voting power with respect to 46,745,246 of such shares and shared voting power with respect to no shares.

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INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Governance Overview

Maintaining leading governance practices is and has been a long-standing priority, and we regularly assess and refine our corporate governance policies and procedures to take into account evolving best practices.

Our Board has adopted the Governance Guidelines to facilitate our mission and to establish general principles and policies by which the Board manages its affairs. The Governance Guidelines are reviewed periodically by the CGPR Committee and are posted on our website at www.aa.com under the links “Investor Relations”—“Corporate Governance.”

Board Leadership and Structure

Pursuant to our Bylaws, the Board is responsible for filling the positions of Chairman and Chief Executive Officer, and the independent members of the Board elect the Lead Independent Director, with the persons they deem qualified, as well as for removing and replacing such persons as and when the Board may deem necessary or appropriate. The Board periodically reviews AAG’s leadership structure and may modify the structure as it deems appropriate, given the specific circumstances then facing the Company.

The Board is currently led by Mr. Parker, our Chairman and Chief Executive Officer, and Mr. Cahill, our Lead Independent Director. We believe that our current leadership structure strikes an appropriate balance between effective and efficient Company leadership and oversight by independent directors.

The Board believes that having Mr. Parker serve as both Chairman and Chief Executive Officer is the most effective leadership structure for the Company at this time. Mr. Parker has over 30 years of experience in the airline industry, nearly 20 years of experience as an airline Chairman and Chief Executive Officer, mergers and acquisitions experience and prior service as a director of other large public companies. This experience makes him uniquely well positioned to lead AAG’s business, operations and strategy.

The combination of the Chief Executive Officer and Chairman roles allows consistent communication and coordination throughout the Company, assures effective and efficient implementation of corporate strategy and is important in unifying our team members behind a single vision. The combination of the Chief Executive Officer and Chairman roles is balanced by our strong Lead Independent Director position, by the independence of all of our other directors, each of whom has significant experience in leadership roles at public companies and other large, complex organizations and by the four principal committees of the Board, each of which consists solely of independent directors.

Lead Independent Director Responsibilities

The Board recognizes the importance of strong independent Board leadership. All of our directors are independent under the standards provided in the Governance Guidelines and under applicable Nasdaq listing standards, except for Mr. Parker, our Chairman and Chief Executive Officer. Additionally, the independent directors of the Board periodically elect a Lead Independent Director when the Chairman is not independent. The Board believes that the Lead Independent Director provides the Company and the Board with the same independent leadership, oversight and benefits that would be provided by an independent Chairman. As a result of our stockholder engagement, in 2017 we amended our Bylaws to allow for the selection of the Lead Independent Director by only the independent directors of the Board, and codified our existing practices regarding the authority and role of the Lead Independent Director to enhance transparency and ensure that the appropriate balance of authority, already characteristic of our governance practices, is memorialized in our governing documents.

The independent directors of the Board have elected Mr. Cahill to serve as the Board’s Lead Independent Director. Mr. Cahill has been a member and the Lead Independent Director of the Board since December 2013. He also serves as a member of our Audit Committee and CGPR Committee. Mr. Cahill’s extensive leadership and operations experience in executive leadership roles at global public companies, including as Vice Chairman of Kraft Heinz, Chairman and Chief Executive Officer of Kraft Foods Group and Chairman and Chief Executive Officer of The Pepsi Bottling Group, Inc., his accounting and financial expertise and public company board and corporate governance experience, make him qualified to serve as Lead Independent Director of our Board.

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The Lead Independent Director’s duties include

the following significant responsibilities:

✓ Presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors

✓ Serves as liaison between the Chairman and the independent directors

✓ Ensures that the Board has proper input into the types and forms of information sent to the Board

✓ Establishes Board meeting agendas, with the Chairman

✓ Ensures that the Board has proper input into meeting agendas and schedules to assure that there is sufficient time for discussion of all agenda items

✓ Has the authority to call meetings of the independent directors

✓ Consults and communicates directly with major stockholders, as requested by such stockholders

✓ Acts as a sounding board and advisor to the Chairman and CEO

✓ Guides the CEO succession planning process in conjunction with the other independent directors

Director Independence

The Governance Guidelines contain standards for determining director independence that meet or exceed the applicable rules of the SEC and Nasdaq listing standards. The Governance Guidelines define an “independent” director as one who:

•	is not an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director;

•	is not, and has not at any time during the past three years been, employed by the Company;

•	has not accepted, and does not have any spouse, parent, child or sibling, whether by blood, marriage or adoption, any person residing in such individual’s home, or any relative supported financially (each, a “Family Member”) who has accepted, any compensation from the Company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the determination of independence, other than (A) compensation for Board or committee service, (B) compensation paid to a Family Member who is an employee (other than an executive officer) of the Company, or (C) benefits under a tax-qualified retirement plan or non-discretionary compensation;

•	is not a Family Member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

•	is not, and does not have a Family Member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than (A) payments arising solely from investments in the Company’s securities and (B) payments under non-discretionary charitable contribution matching programs;

•	is not, and does not have a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity;

•	is not, and does not have a Family Member who is, a current partner of the Company’s outside auditor, and was not, and does not have a Family Member who was, a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years; and

•	satisfies any additional requirements for independence promulgated from time to time by Nasdaq.

The Governance Guidelines also provide that the Board will consider all other relevant facts and circumstances, including issues that may arise as a result of any director compensation (whether direct or indirect), any charitable contributions we make to organizations with which a director is affiliated and any consulting arrangement between the Company and a director. The CGPR Committee reports annually to the full Board on these matters.

Pursuant to the Governance Guidelines, the CGPR Committee and the Board undertake an annual review of director independence. Based on the CGPR Committee’s review in April 2021, the Board affirmatively determined that all of our directors are independent under the standards provided in the Governance Guidelines and under applicable Nasdaq listing standards, except for Mr. Parker, our Chairman and Chief Executive Officer, who is an employee.

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The following types and categories of transactions, relationships and arrangements were considered by our Board in making its independence determinations in 2021. Excluded were ordinary course air transportation by corporations or other organizations where the director’s interest solely arises from such person’s position as a director or advisor to such other corporation or organization. All of the reviewed transactions and arrangements were entered into in the ordinary course of business and none of the business transactions, donations or grants involved an amount that exceeded the greater of 5% of the recipient entity’s revenues or $200,000.

•	Each of Mses. Brown, Kronick and O’Leary and Messrs. Albaugh, Nesbitt, Steenland and Robinson served during 2020 or continues to serve as a member on the board of directors or an advisory board of companies or entities that engage, or whose affiliates engage, in ordinary course commercial transactions with AAG involving goods or services other than air transportation.

•	Each of Messrs. Albaugh and Benjamin and Ms. Brown serves as a senior advisor or managing partner to Industrial Development Funding, Cyrus Capital Partners and Flying Fish Management, LLC, respectively, each of which may have investments in us and/or companies with which we do business in the ordinary course. Neither of Messrs. Albaugh and Benjamin is a partner in or executive officer of such company, nor is he deemed to beneficially own the securities held by such company.

The Board has concluded that these transactions and arrangements do not impair  the directors’ exercise of independent judgment in carrying out their responsibilities as directors.

Board Diversity and Tenure

Our Board believes that diversity is an important aspect of an effective board. The CGPR Committee seeks to recommend individuals to the Board with, among other things, a diversity of skills, experience, expertise and perspective appropriate for the business and operation of the Company. We recognize the benefits of racial and gender diversity in the boardroom, including better reflecting our diverse customer and employee base and the healthy debate that stems from different viewpoints that may result from diverse backgrounds. Accordingly, our Board is diverse in many ways, with differing geographic, business and racial backgrounds. One-third of our Board nominees are diverse based on gender or ethnicity.

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We believe that fresh perspectives and new ideas are critical to a forward-looking and strategic Board. At the same time, given the extremely complex nature of our business, it is equally important to benefit from the valuable experience and institutional knowledge that longer-serving directors bring to the boardroom. In October 2020 and February 2021, respectively, Mr. Steenland and Ms. Brown joined our Board, bringing our total board size to 12. In November 2015, we added two new directors to our Board, Ms. Kronick and Mr. Nesbitt. Our remaining directors, other than Mr. Robinson, joined our Board in December 2013 at the effective date of the merger with US Airways. The Board strongly believes that the current mix of directors provides the Company with an appropriate balance of knowledge, experience and capability, allowing us to leverage deep company experience and knowledge in addition to new viewpoints and innovative ideas among newer directors. Eleven out of our 12 Board nominees have served on our Board for less than eight years and four have been on our Board for less than six years.

Gender Diversity	Racial/Ethnic Diversity

Tenure

Board Self-Evaluation

Our Governance Guidelines and CGPR Committee charter provide that the CGPR Committee must conduct a periodic assessment of the performance of the Board, including the committees, and provide the results to the full Board for discussion. The purpose of the review is to increase the effectiveness of the Board as a whole and of each of the committees. The assessment includes an evaluation of the Board and each committee’s contribution as a whole, of specific areas in which the Board, the applicable committee and/or management believe better contributions could be made and of the overall make-up and composition of the Board and its committees.

Board Meetings

The Board conducts its business through meetings of the full Board and committees of the Board. The Board regularly meets in executive session with only independent directors of the Board present. During 2020, the Board held eleven meetings, six of which included executive sessions comprised of only independent directors. In 2020, each incumbent director attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served, except for Mr. Steenland, who was unable to attend one meeting for each of the Audit Committee and Finance Committee due to a commitment he made prior to joining the Board.

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Committees

The Board currently has four standing, principal committees: the Audit Committee, the Compensation Committee, the CGPR Committee and the Finance Committee. The primary responsibilities, membership and meeting information for the committees of our Board during 2020 are summarized below. A copy of the charter of the Audit Committee, Compensation Committee and CGPR Committee is available on our website at www.aa.com under the links “Investor Relations”—“Corporate Governance.”

Audit Committee

Members in 2020:

Matt Hart (Chair)

John Cahill

Mike Embler

Marty Nesbitt

*Adriane Brown joined effective February 22, 2021

Meetings in 2020: 6

The Board has determined that each member is independent under SEC and Nasdaq rules and the Governance Guidelines. Each member is a “financial expert” under applicable SEC rules and has the financial management expertise required by Nasdaq listing standards.

Primary Responsibilities

•  Oversee the Company’s internal accounting function; report to the Board with respect to other auditing and accounting matters

•  Appoint or replace the independent auditor; oversee the work of the independent auditor for the purpose of preparing or issuing an audit report or related work, including determining the scope of annual audits and fees to be paid

•  Oversee the Company’s risk management policies that relate to the financial control environment, financial reporting and disclosure controls

•  Establish and maintain procedures for compliance with significant applicable legal, ethical and regulatory requirements and for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters

•  Review and approve all significant conflicts of interest and related party transactions in accordance with Company policies

•  Review cyber-security, data privacy and other risks relevant to the Company’s computerized information system controls and security

•  Pre-approve audit and permitted non-audit services provided by the independent auditor

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Compensation Committee

Members in 2020:

Denise O’Leary (Chair)

Jim Albaugh

Jeff Benjamin

Sue Kronick

Doug Steenland (effective October 8, 2020)

Meetings in 2020: 8

The Board has determined that each member is independent under Nasdaq rules and the Governance Guidelines and is a “non-employee director” as defined by Rule 16b-3 under the Exchange Act.

Primary Responsibilities

•  Review and approve the Company’s overall compensation strategy and policies, including performance goals for executive officers

•  Review the relationship between the Company’s compensation strategy and risk management policies; together with the Board, oversee succession planning

•  Evaluate the performance of the Company’s Chief Executive Officer and approve his compensation and other terms of employment

•  Evaluate the performance of and determine the compensation and other terms of employment of the other executive officers and other members of senior management

•  Administer the Company’s incentive and stock plans, including establishing guidelines, interpreting plan documents, selecting participants, approving grants and awards and making all other decisions regarding the operation of such plans

•  Review the Company’s workforce diversity and inclusion

•  Review the compensation of the non-employee members of the Board and make recommendations regarding changes to the full Board

•  Retain outside advisors; directly retains and oversees its independent compensation consultant

Corporate Governance and Public Responsibility Committee

Members in 2020:

Sue Kronick (Chair)

Jim Albaugh

John Cahill

Ray Robinson

Denise O’Leary (through February 22, 2021)

*Adriane Brown joined effective February 22, 2021

Meetings in 2020: 6

The Board has determined that each member is independent under Nasdaq rules and the Governance Guidelines.

Primary Responsibilities

•  Oversee all aspects of the Company’s corporate governance functions, including the procedures for compliance with significant applicable legal, ethical and regulatory requirements that impact corporate governance

•  Conduct an annual review of director independence and the performance of the Board, including the committees

•  Identify individuals qualified to become members of the Board and recommend director nominees

•  Periodically review and evaluate, with the Company’s management, the Company’s governance-related risks and risk management practices

•  Review and assess the Governance Guidelines, which among other things, sets forth the responsibilities and authority of our Lead Independent Director, and recommend any changes deemed appropriate to the Board

•  Oversee the Company’s policies, programs and practices with respect to operational safety and compliance, and matters affecting the safety of the Company’s customers and employees including security and public health

•  Oversee the Company’s ESG and sustainability efforts, including the risks and opportunities of climate change

•  Oversee the Company’s lobbying activities, major advocacy priorities, principal trade association memberships and political contributions, if any, and periodically review reports on the Company’s corporate political contributions and the processes and guidelines of the PAC

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Finance Committee

Members in 2020:

Mike Embler (Chair)

Jeff Benjamin

Marty Nesbitt

Denise O’Leary (effective February 22, 2021)

Ray Robinson (effective July 22, 2020)

Doug Steenland (effective October 8, 2020)

Sue Kronick (through July 22, 2020)

Meetings in 2020: 9

The Board has determined that each member is independent under Nasdaq rules and the Governance Guidelines.

Primary Responsibilities

•  Oversee the Company’s financial affairs and capital spending

•  Recommend to the Board financial policies and courses of action that will effectively accommodate the Company’s goals and operating strategies

•  Supervise the Company’s dividend and share repurchase programs

•  Review, approve and/or recommend to the Board our annual budget and financing plans and other matters related to the Company’s financial and strategic planning

•  Oversee the Company’s financial risk management practices

Compensation Committee Process for Executive Compensation

The Compensation Committee charter gives the Compensation Committee the authority and responsibility to review and approve our overall compensation strategy and policies, including performance goals for executive officers. The Compensation Committee is responsible for reviewing and approving the compensation and other terms of employment of the Chief Executive Officer and for evaluating his performance. The Compensation Committee also evaluates, after receiving input from the Chief Executive Officer, the compensation and other terms of employment of the other executive officers, including in the case of internal promotions and new hires of executive officers. The Compensation Committee administers our incentive compensation, stock, bonus and other similar plans and programs; approves awards under those plans; reviews and, based upon the recommendation of the Chief Executive Officer, approves the adoption of, amendment to, or termination of executive compensation and benefit plans; and determines the general design and terms of, and may delegate authority to executive officers to administer, significant non-executive compensation and benefits plans. The Compensation Committee has delegated to an Equity Incentive Committee, consisting of the Chief Executive Officer, the authority to make equity grants to employees who are not executive officers within guidelines established by the Board or the Compensation Committee.

The Compensation Committee generally receives information from the Chief Executive Officer, the Executive Vice President—People and Global Engagement, the Senior Vice President—People, the Vice President—Global Talent and Total Rewards and compensation consultants engaged by the Compensation Committee in connection with its determinations regarding executive compensation. The Compensation Committee has sole authority to retain and terminate any outside advisors, such as compensation consultants and legal counsel.

Since July 2019, the Compensation Committee has engaged Korn Ferry as its compensation consultant to assist in determining our executive compensation and reviewing and analyzing proposed compensation programs for our executive officers. After review and consultation with Korn Ferry, the Compensation Committee determined that Korn Ferry is independent and there is no conflict of interest resulting from retaining Korn Ferry pursuant to applicable SEC and Nasdaq rules.

Board Role in Risk Oversight

The Board is responsible for the oversight of the Company’s ongoing assessment and management of material risks impacting our business. The Board oversees the Company’s enterprise-wide approach to risk management, which is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance stockholder value. A fundamental part of risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate. Management is responsible for establishing our business strategy, identifying and assessing the related risks and establishing appropriate risk management practices. The Board, either directly or through one or more of its committees, reviews our business strategy and management’s assessment of the related risk and discusses with management the appropriate level of risk. The Board relies on each Board committee to oversee

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management of specific risks related to that committee’s function. The CGPR Committee periodically reviews the Company’s governance-related risk management practices, and with management’s assistance, the committee has developed and coordinated the Board’s current risk oversight program. The Board has not established a separate risk committee because the Board believes that the most significant risks we face are most properly directly overseen by the full Board or, in certain cases, the appropriate standing committee.

The Board oversees and reviews the management of our most significant strategic, financial and operations risks, the day-to-day operation of the airline and the interruption of airline service, revenue production, our information technology systems, business risks related to labor issues and costs. The management of the COVID-19 pandemic and our Board’s oversight of the management of that risk is a case in point. As we implemented our pandemic contingency plan, management regularly communicated with the Board and our Lead Independent Director. Since the beginning of the COVID-19 pandemic, we have held very frequent Board briefings devoted primarily to reviewing and discussing the planning for and management of the impact of COVID-19 on our team members, our customers and our business, the execution of our contingency plan and risk mitigation efforts, and decision making around the COVID-19 pandemic, our liquidity and federal government support under the CARES Act, PSP2 and PSP3.

The Audit Committee oversees our risk management policies that relate to the financial control environment, financial reporting and disclosure controls, cyber-security risks and our procedures for compliance with significant applicable legal, ethical and regulatory requirements that impact our financial statements. The Audit Committee meets regularly with our internal auditors, independent auditors, Chief Financial Officer, Vice President and Controller, Executive Vice President—Corporate Affairs, Senior Vice President and General Counsel, Chief Ethics and Compliance Officer, Corporate Secretary, Chief Information Officer, Chief Information Security Officer, Chief Privacy Officer and the Company’s external advisors. The Audit Committee receives regular risk and internal controls assessment reports from the independent auditors and internal auditors. The Audit Committee also establishes and maintains procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. The Audit Committee also reviews cyber-security and other risks relevant to the Company’s computerized information system controls and security.

The CGPR Committee oversees our governance-related risk management policies, programs and practices with respect to operational safety and compliance, environmental and climate change risks, and matters affecting the safety of our customers and employees, including security and public health. The CGPR Committee assesses our obligations and risks and reviews the adequacy of our policies, programs and practices to meet those obligations and risks. The CGPR Committee meets regularly with the Chief Operating Officer and other responsible officers to discuss and advise on developing risks and safety standards.

The Compensation Committee oversees compensation risk management by participating in the creation of, and approving, compensation structures that create incentives that encourage an appropriate level of risk-taking behavior consistent with our business strategy, as is further described in the section entitled “Risk Assessment with Respect to Compensation Practices” below. The Compensation Committee also works with the Chief Executive Officer, the Executive Vice President—People and Global Engagement and the Senior Vice President—People to oversee risks associated with the retention of our most senior executives.

The Finance Committee oversees financial risk by working with senior management to evaluate elements of credit risk, advising on financial strategy, capital structure and liquidity needs and reviewing our financial risk management policies and practices. Our Chief Executive Officer, President and Chief Financial Officer meet periodically with the Finance Committee to discuss and advise on elements of these risks.

Risk Assessment with Respect to Compensation Practices

Management and the Compensation Committee, with the support of the compensation consultant, have reviewed the compensation policies and practices for our employees as they relate to our risk management and, based upon these reviews, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future.

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Our basis for this conclusion includes that our compensation programs are designed to include the following features:

•	Formulaic annual and long-term incentive plan awards with maximum pay-out caps or guidelines instead of discretionary pay-out decisions. The STIP’s individual modifier component, to the extent applicable, is subject to the Compensation Committee’s discretion and can only be implemented by a resolution of the Compensation Committee or within limited bounds approved by the Compensation Committee.

•	Equity incentive awards are subject to performance or time-based vesting periods that are intended to incentivize long-term rather than short-term results.

•	Our incentive compensation plans include a set of pre-established goals and metrics that focus on areas of priority for the Company and may include financial, operational, total stockholder return (“TSR”) and/or the achievement of individual goals. The 2020 STIP included financial (adjusted pre-tax income—50% weighting) and customer operational goals (on-time departure, on-time turn, controllable completion factor and likelihood to recommend—50% weighting, with each metric equally weighted at 12.5%). In addition, the goals established in our executive compensation programs are not subject to adjustment without Compensation Committee approval.

•	Our executive officers are all at-will employees and have modest retirement benefits, which together act to minimize excessive risk-taking behaviors.

•	All of our executive officers’ equity incentives are subject to staggered service-vesting conditions that incentivize sustained long-term appreciation of our stock price, and half of their equity incentives for 2020 are also subject to performance-vesting conditions tied to financial and TSR metrics that incentivize long-term, industry-leading financial and market-based performance.

•	We maintain stock ownership guidelines and a clawback policy for executive officers that further reduce undue risk-taking incentives. Our executive officers have actual stock ownership that is well in excess of the required minimum.

•	Actual performance results for incentive programs for employees at the level of director and above are reviewed and verified by a variety of departments (including finance, human resources, operations and legal) and are also reviewed by our internal auditor. These results are reported to the Compensation Committee, the Audit Committee and the Board.

•	Our Insider Trading Policy and authorization to trade process monitors employee transactions in Company stock, including transactions from recently separated employees.

•	All of our performance-based compensation programs are based on overall corporate performance, rather than the performance of any business unit or group.

•	The Company maintains separate bonus programs for two organizations that are based on each organization’s respective performance; however, all of the participants are front-line employees, the number of participants and the payments under these programs are small and capped and no executives participate in the programs.

•	For a discussion of the principles underlying our compensation policies for our executive officers who are named in the “Executive Compensation—Summary Compensation Table,” see the section entitled “Compensation Discussion and Analysis” beginning on page 48.

Annual Meeting Attendance

Our Governance Guidelines provide that each of our directors is expected to attend our Annual Meeting of stockholders, except where unusual circumstances arise. All of the directors who were on our Board at the time attended our 2020 annual meeting of stockholders.

Director Continuing Education

Non-employee directors are encouraged to attend seminars, conferences and other director education programs periodically. We reimburse the directors for the costs associated with these seminars and conferences, including related travel expenses. Management also conducts a comprehensive orientation process for new directors. In addition, directors receive continuing education through educational sessions at meetings and mailings between meetings.

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Communications with the Board and Non-Management Directors

The Board has approved procedures to facilitate communications between the directors and employees, stockholders and other interested third parties. Pursuant to these procedures, a person who desires to contact the Board, a standing committee of the Board or a director may do so in writing to the following address:

American Airlines Group Inc.

The Board of Directors

P.O. Box 619616, MD 5675

Dallas/Fort Worth International Airport, Texas 75261

We will review the communications with the directors, a standing committee of the Board or an officer, in each case depending on the facts and circumstances outlined in the communication. The CGPR Committee also reviews with senior management the nature of the communications and our responses to them. Any communication relating to a stockholder nominee for a position on the Board or a stockholder proposal for business to be considered at any annual meeting of stockholders or included in any proxy statement will be sent to the Chair of the CGPR Committee. As provided in our Governance Guidelines, our Lead Independent Director, Mr. Cahill, has been designated as the primary director representative for consultation and direct communication with our stockholders.

Environmental, Social and Governance Issues

At American Airlines, we know that leadership and effective management of environmental, social and governance issues is critical to the long-term success of our company and our planet. At the Company, Environmental, Social and Governance (“ESG”) encompasses how we govern our business and hold ourselves accountable, minimize our environmental impacts, invest in and support our team, improve our diversity, equity and inclusion, serve our customers and give back to our communities. It also includes being responsive to our stakeholders and transparent about our performance. If we do all these well, our company and our team will thrive over the long term.

Governance and Reporting

Management of ESG issues is integral to how we operate our business and is embedded within our corporate strategy and objectives. While many issues that fall under the ESG umbrella are not new for our company—indeed, a key reason American has thrived for 95 years is because we have long recognized the importance of these issues—we have recently worked to develop a more integrated approach to ESG governance, management, measurement and reporting.

Although our full Board continues to oversee our ESG efforts, in 2020 we assigned primary responsibility for coordinating oversight to the Board’s CGPR Committee and updated its charter to reflect these added responsibilities. Notably, the CGPR Committee has oversight responsibility for the Company’s climate change strategy and in 2020 dedicated significant time to review the Company’s climate change risks and opportunities.

The CGPR Committee is also responsible for reviewing and assessing the Company’s Corporate Governance Guidelines and evolving governance practices. The CGPR Committee’s Charter sets forth its responsibilities with respect to oversight of governance, sustainability strategy, stockholder engagement, policies and programs related to safety, and governmental and political activities. In addition, in 2020, the CGPR Committee recommended, and the Board adopted, a revised Statement on Public Policy Engagement and Political Participation and an expanded Human Rights Statement, both of which are available at www.aa.com/esg, but neither of which is incorporated by reference into this Proxy Statement. The Board reviews both statements annually.

We are committed to providing regular and transparent information about our strategies and performance on the ESG issues that are most important to our company and our stakeholders. We have produced an annual Corporate Responsibility Report since 2007, but in 2020 we decided to align our reporting with the recommendations of the Task Force on Climate-related Financial Disclosures and the disclosure standards for the airline industry developed by the Sustainability Accounting Standards Board. We view both of these reporting frameworks as best-in-class indicators of the ESG issues that investors and others consider most material, and we received positive feedback from several stakeholders. We intend to continue providing our stakeholders with information on our ESG performance annually. Our 2019-2020 ESG Report is available at www.aa.com/esgreport, but is not incorporated by reference into this Proxy Statement.

Climate Change and Sustainability

Climate change is a pressing global challenge, and our company believes we must do our part to address it. In October 2020, we set a goal to reach net zero carbon emissions by 2050, and we are targeting our efforts where we can have the

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most meaningful near-term impact in reducing our carbon footprint and mitigating our most significant climate-related risks. We also recognize that any path to net zero emissions by 2050 should include intermediate targets, which we intend to develop once our demand forecast is stabilized following the disruption caused by the COVID-19 pandemic.

Jet fuel consumption is the chief source of our direct greenhouse gas (“GHG”) emissions and one of the largest categories of expense for our company. Therefore, our climate strategy is focused on driving operational and technical improvements that reduce GHG emissions by continuously improving fuel efficiency and substituting petroleum-based fuels with lower-carbon alternatives. We also expect to rely on market-based mechanisms, including carbon offsets, depending on how quickly the market for sustainable aviation fuel develops. In parallel, we are helping to facilitate the broader policy, market, infrastructure and technological advances needed to enable the transition to low-carbon aviation.

The following outlines the key components of our climate strategy:

Fleet renewal. Maximizing the fuel efficiency of our aircraft is both a core focus of our climate change strategy and a key business objective. Over the past several years, American has undertaken the most extensive fleet renewal effort in the history of our industry. Since 2013, we have taken delivery of 595 new, more fuel-efficient aircraft—at a cost of $24 billion—including the Boeing 737 MAX and the Airbus 321neo, which were developed with the latest engine and airframe technologies. Our fleet renewal effort will have the greatest near-term impact on emissions, since each new generation of aircraft targets fuel-efficiency improvements of 10–15%.

Over the same period, we retired a similar number of less fuel-efficient planes, including the last of our McDonnell Douglas MD-80 aircraft in 2019. And because of the reduction in demand due to the COVID-19 pandemic, we accelerated the retirement of four additional mainline aircraft types—Embraer E190s, Boeing 757s, Boeing 767s and Airbus A330-300s—and two regional fleet types–Embraer 140s and Bombardier CRJ200s. As of March 31, 2021, in total, we have retired 667 older aircraft since 2013.

As of March 31, 2021, American now has the youngest mainline fleet of any U.S. network airline, with an average age of 10.8 years and with more than half (57%) of our mainline aircraft being less than 10 years old.

Over the long term, we expect to rely on future technologies, including more efficient engines, lighter airframes with improved aerodynamics and alternative-powered propulsion systems.

Operational Efficiency. Alongside fleet renewal efforts, we are investing in new technology to help our aircraft operate more efficiently. For example, in 2020 we began deploying specialized software that uses real-time weather conditions to provide our flight crews with better data about optimal flight altitudes and speeds. This can save fuel and reduce emissions, particularly on long-haul flights. By mid-2020, we were using this technology on 85% of our mainline aircraft and by the end of March 2021, we had saved 1.75 million gallons of fuel, equivalent to 16,600 metric tons of carbon dioxide (“CO2”) emissions.

We are also reducing jet fuel consumption pre- and post-flight. For example, in 2020, we increased our use of single-engine taxi operation (i.e., using just one aircraft engine to taxi to the gate after landing). Through the twelve months ending in March 2021, our use of this technique reduced our carbon emissions by approximately 19,000 metric tons of CO2. We are also working to reduce excess weight on each aircraft, from using lighter materials on board to optimizing the amount of extra fuel each flight carries.

Sustainable Aviation Fuel. Increasing the use of sustainable aviation fuel—which can reduce lifecycle GHG emissions by up to 80% compared with conventional, petroleum-based jet fuel—must be a core part of our low-carbon pathway. In early 2020, we committed to purchase nine million gallons of sustainable aviation fuel (“SAF”) over three years from Neste, a leading producer of renewable products. We began to take delivery of the SAF in July 2020. This commitment contributes to our goal of sourcing 2.5 million gigajoules of cost-competitive renewable energy by 2025. When announced, our agreement with Neste was the largest single SAF purchase commitment in our industry, but it still represents considerably less than 1% of our total annual fuel consumption.

We are also involved in other efforts and collaborations to build the market for SAF. Through our participation in the World Economic Forum’s (“WEF”) Clean Skies for Tomorrow Coalition, we identified an opportunity to show how a new market-based mechanism could boost the demand signal for SAF. Many of our customers have ambitious goals to reduce CO2 emissions and have made public commitments to report and reduce those emissions—including their emissions from the jet fuel that is burned when their employees travel or they ship cargo by air. In early 2021, we entered into industry-leading agreements with two major corporate customers to allocate to them the emissions reduction value of a specific amount of SAF, which they can use to reduce their emissions from travel with us. We have two goals in making these agreements:

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first, to signal that there is demand for SAF as a way to stimulate more production, and second, to help our customers reduce their emissions from travel with us in a way that also helps them meet their own ambitious climate goals.

While the SAF industry is continuing to invest and grow production capacity, there remain significant challenges to the availability of SAF in the quantities and at the prices necessary to materially reduce aviation emissions in the near term. Bringing the SAF market to scale will require the combined efforts of the private sector and effective policies from governments at all levels. To this end, we are advocating with others in our industry for Congress to include in upcoming infrastructure legislation a new, performance-based tax credit specifically aimed at incentivizing the production and use of low-carbon SAF. Committing to this initial order from Neste, engaging our corporate customers and advocating for supportive public policy are all aimed at helping to facilitate more widespread production of SAF and accelerate its commercial viability.

Airspace modernization. The design and operation of an air traffic control (“ATC”) system has significant environmental implications. The less time aircraft wait on the ground to depart and the more efficiently aircraft can maneuver in the air, the less fuel they burn and the fewer emissions they produce. While the United States has the safest ATC system in the world, it continues to rely heavily on outdated technology and processes that are inefficient or poorly equipped to accommodate air traffic growth as the industry emerges from the pandemic. At the same time, the complexity of our air space is expanding rapidly—from the dramatic uptick in drone use to emerging urban air mobility technologies. To keep pace with these demands and to help reduce aviation’s impact on the climate, we are advocating for modernization of the ATC system, which in turn can avoid millions of tons of CO2 each year.

Carbon Offsets. While the core focus of our company’s climate strategy is increasing efficiency and reducing emissions, we recognize that carbon offsets also have a role to play. We anticipate purchasing offsets to comply with the Carbon Offsetting and Reduction Scheme for International Aviation, as well as to compensate for emissions that we cannot reduce through fleet renewal, SAF, airspace modernization and other new technologies.

Also, in 2020, we introduced a customer-facing carbon offset program, enabling our passengers to offset their emissions from air travel. The program gives customers the opportunity to purchase verified offsets through Cool Effect, a nonprofit organization that verifies project documentation and validates each project’s financial durability. For more information, see www.cooleffect/american-airlines, which is not incorporated by reference into this Proxy Statement.

Partnerships and Collaboration. In addition to the project with WEF, we participate in Business for Social Responsibility’s Sustainable Air Freight Alliance, the Business Environmental Leadership Council of the Center for Climate and Energy Solutions, and the Commercial Aviation Alternative Fuels Initiative. We also participated in the Science Based Targets initiative Technical Working Group for the aviation sector, which is working to develop an emissions reduction pathway for our industry.

Also, over the past several years, we have been working to reduce our GHG emissions and strengthen our reporting on these other fronts:

•	We have set a goal to source 2.5 million gigajoules of cost-competitive renewable energy to power our operations by 2025—the equivalent of nearly 20 million gallons of jet fuel. In 2020, we sourced approximately 100,000 gigajoules through the purchase of electricity from renewable sources for our headquarter facilities and operations at Dallas/Fort Worth International Airport, which are 100% powered by renewable energy. As of April 2021, American was the highest-ranked transportation company—and among the top 50 companies overall—on the U.S. EPA’s Green Power Partnership Fortune 500® Partners List.

•	We are integrating green building principles—such as energy efficiency, water conservation and sustainable materials—into our new and renovated facilities. We have multiple LEED Gold- and Silver-certified facilities across the United States; in 2020, we opened two new LEED Gold-certified buildings at our corporate headquarters campus in Fort Worth. The buildings’ sustainable design features include the use of materials that meet stringent requirements for low or no volatile organic compounds, preferred parking for zero- and low-emitting vehicles and a 97% diversion of construction waste to landfills.

•	We have strengthened our voluntary reporting of our environmental impact, which resulted in a significant increase in our score from CDP, a nonprofit that manages a widely-used corporate environmental disclosure system. Our score improved to an A- in 2020.

Our People

The airline business is labor intensive, and our team members are our most important asset. The operational complexity of our business requires a diverse team of personnel trained and experienced in a variety of technical areas such as flight

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operations, ground operations, safety and maintenance, customer service, and airline scheduling and planning. Creating an environment where our team members feel supported is the right thing to do. And if we do it well, our team members will take care of our customers and thereby support the success of our business. Therefore, we must continue to build a diverse and inclusive environment, helping all team members by providing them with the right resources and support to reach their full potential. We accomplish this through our focus on labor relations, talent development, diversity, equity and inclusion, and competitive pay and comprehensive benefits.

Labor Relations. As of December 31, 2020, our company had approximately 130,175 team members around the world, about 84% of whom were represented by various labor unions, which is the highest percentage of represented workers of any U.S. airline. Our company respects our team members’ rights to free association and collective bargaining, and we strive to work collaboratively with our union partners to negotiate industry-leading contracts. Our goal is to offer industry leading total compensation and benefits packages to all our team members, including profit sharing. Since 2005, we have completed more than 30 collective bargaining agreements, significantly more than any other airline. In March 2020, we finalized a new five-year contract with the TWU-IAM Association for our Fleet Service and Maintenance & Related team members, even as we recognized that our industry and our company would be enormously challenged by the COVID-19 pandemic.

The pandemic has strengthened the relationship between management and our union partners in important ways. Since the start of the crisis, management and the Company’s unions have met every two weeks to discuss American’s response and our path forward. The result was an effective partnership with union leadership to collaborate on extensive health and safety protocols to protect our team members and customers, and also to make the case to elected officials for financial support under the CARES Act, PSP2 and PSP3 and its successor laws that will allow us to help the country and the economy recover from the pandemic. And last Fall, we worked in a way that was cooperative and collaborative with our union partners to develop programs designed to mitigate the number of furloughs. Our hope is to expand on what we accomplished in the past year, knowing that together, we can be the best in the industry at advocating and caring for our team.

Talent Development. We give our team members the tools, training and resources they need to do their best work and stay true to our purpose—caring for people on life’s journey. We have a suite of programs aimed at helping our people develop the skills and experience to succeed in their roles and build rewarding, long-term careers within our company. Additionally, we’ve partnered with leading online learning platforms to make professional development available on-demand to all our team members.

Diversity, Equity and Inclusion. Cultivating an environment that celebrates diversity, equity and inclusion (“DEI”) is a top priority for us, and we seek to create a workplace where diverse perspectives and experiences are welcomed and encouraged, where team members feel comfortable to be their authentic selves and where we are always learning from one another. In the last few years, we:

•	established the role of Chief Inclusion and Diversity Officer and created the DEI office within our talent function so that hiring and development are viewed through the lens of equity and inclusion;

•	formed a team member experience organization to listen to the concerns of team members;

•	launched an Executive Sponsorship Program in which a group of 15 Black leaders have been paired with an executive leader for a year-long mentorship program; we will expand this program to a larger pool of team member participants in late 2021;

•	created an implicit bias training program delivered to approximately 105,000 team members;

•	launched an external community council composed of executives and a cross-section of Black community leaders to provide feedback on our company initiatives; and

•	formed a specialized customer relations team to listen to, resolve and learn from customer complaints of discrimination.

Our DEI goals include:

•	diversifying our leadership team by establishing specific objectives and laying out an intentional plan to achieve them, including by enhancing our recruitment, development and mentorship programs;

•	providing additional learning opportunities and building on implicit bias training to generate further education and awareness of diversity and inclusion matters; and

•	pledging to assist Black youth in developing job skills and expanding access to well-paying careers as part of our overall strategy to increase opportunities in our hub cities and Tulsa, Oklahoma, where our largest maintenance facility is based.

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Competitive Pay and Comprehensive Benefits. We offer competitive pay and comprehensive benefits that support the physical, emotional and financial well-being of our team members. We are committed to providing medical coverage that is both affordable and flexible along with health care navigation and support tools. Additionally, we launched a well-being program in 2020 to help team members and their families make lasting changes in four key areas: physical, emotional, financial and work. Detailed information about our company’s benefit programs is available at www.my.aa.com, which is not incorporated by reference into this Proxy Statement.

Our internal recognition programs give team members and customers the opportunity to show their appreciation for a job well done. In 2020, our team members were recognized by customers, peers and company leaders more than 1.7 million times. Last year, we launched a new Nonstop Thanks program whereby team members award each other points for a job well done or as an expression of gratitude. Those points can be redeemed for items in an online catalog. Every quarter, hundreds of team members are nominated for the Chairman’s Award, the highest honor that we bestow upon our team members.

Customer Experience

Our goal is to provide a world class customer experience, delivering tailored services to our customers based on their preferences. We bring this commitment to life through our efforts to give customers peace of mind about their travel journey and choices to create the travel experience that makes them most comfortable.

We have enhanced customer confidence in travel through several measures under our Prepared for the Air initiative, a multi-tiered approach to caring for our customers’ well-being. American was the first airline to achieve GBAC STAR™ accreditation from the industry-leading Global Biorisk Advisory Council. Seen as the gold standard of cleaning accreditations, this program recognizes that we have the proper procedures to respond to biological threats like COVID-19 and recognizes measures such as our use of an EPA-registered, hospital-grade disinfectant to clean aircraft.

In addition, we have continued to utilize HEPA filters on all mainline and most regional aircraft to refresh the cabin air every two to four minutes, which is similar to hospital standards. We also made PURELL® Advanced Hand Sanitizer dispensers available in key locations before and after security and also made hand sanitizer or wipes available onboard. We required customers to wear face coverings throughout their journey, including on board our aircraft and, likewise, we required our team members to wear face coverings while at work beginning in May 2020. In February 2021, we aligned our requirement with the U.S. government mandate that customers wear masks during travel on public transportation, including on aircraft and in airports.

We also created a suite of tools to enhance our customers’ travel experience during the pandemic. We provide access to onsite and at-home COVID-19 pre-flight testing solutions to make it easier to meet a destination’s travel requirements. We provide our customers with a digital travel tool that helps them research travel requirements for their destination. And the mobile health passport VeriFLY helps customers confirm they have fulfilled these requirements before travel and provides an easy-to-read digital pass to streamline airport check-in and arrival at some destinations.

We have introduced several touchless technology initiatives to give customers more control over their trip. American was the first airline to integrate App Clips and widgets for customers with the iOS version of the American Airlines app to support a touchless check-in process via QR code on an airport kiosk and to provide flight notifications from the American Airlines app.

The American Airlines app also now allows customers to interact with a virtual assistant or chat live with a customer care representative to answer any questions customers may have about travel before they head to the airport. We are also trialing biometric technology to provide an option for touchless bag drop and entry to the Admirals Club.

During a customer’s journey, we have added several new entertainment opportunities through American’s partnership with Apple, including a new collaboration with Apple Books, which further complements other entertainment offerings from Apple, including the dedicated Apple TV+ inflight channel on wireless or seatback entertainment featuring award-winning Apple Originals, or Apple Music where subscribers can stream 70 million songs, thousands of curated playlists, artist-hosted radio stations, music videos and more for free in flight on Viasat-equipped planes.

We have provided customers more flexibility to change their itinerary if their plans change by eliminating change fees on most domestic and international tickets. We have also simplified the shopping experience for travelers and provided consistency across our network through the inclusion of two free checked bags regardless of the route on all Premium Economy tickets and one free checked bag for all long-haul international Main Cabin tickets.

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Community Impact

We are committed to making a meaningful and beneficial impact on our community. As a global airline, we look for opportunities to support both U.S.-based and international causes and philanthropic organizations. For example, in April 2021, we launched a partnership with the National Parks Foundation to encourage exploration of some of the country’s most iconic outdoor spaces and connect customers with opportunities to support the future of America’s national parks.

During the pandemic, American continued to provide support and relief to communities in need, including medical professionals on the frontlines:

•	We have partnered with the American Red Cross for 12 years and are recognized as a member of its $1 million annual disaster giving program. In 2020, we raised more than $3.7 million to support COVID-19 and disaster relief efforts.

•	As a result of the pandemic’s significant impact on travel, American quickly realized an excess supply of food that would have otherwise been used onboard and in our lounges. We worked with a variety of global and local non-profits to donate over two million pounds of food to help others in their time of need. Feeding America recognizes American as a Leadership Partner for our commitment to helping our neighbors in need through product donations, donated mileage and team members who volunteer locally.

•	Throughout the pandemic, American’s team members assembled and delivered more than 20,000 snack packages for quarantined service members, homeless veterans, patients and staff at Walter Reed National Military Medical Center, several COVID-19 testing sites, the Soldiers’ Home in Holyoke, Massachusetts, and the crew of the USS Bonhomme Richard, which was devastated by a fire in July 2020. These snack packages were made possible in part by the generosity of our partners at the Gary Sinise Foundation, USO, Robert Irvine Foundation and Armed Services YMCA.

•	In partnership with Deloitte, American transported more than 40,000 medical gowns from Shanghai to the Mount Sinai Hospital in New York City. In addition, American provided nearly 10,000 amenity and pandemic kits to the Mount Sinai Hospital in New York City, Dana-Farber Cancer Institute in Boston, and St. Jude Children’s Research Hospital in Memphis to support medical professionals on the frontlines.

•	American and Hyatt came together to show their appreciation to one of the hospitals hardest hit by COVID-19 in the U.S. More than 4,000 staff members—from doctors, physician assistants and nurses to facilities and food service teams—at NYC Health + Hospitals/Elmhurst were provided complementary roundtrip flights on American to Hyatt hotels in select destinations across the U.S. and Caribbean.

•	For more than 25 years, American has partnered with UNICEF to collect more than $17 million from our customers in support of the “Change for Good” program, an innovative partnership that helps improve the lives of millions of children around the world. Travelers on select international flights can donate unused U.S. and foreign currencies to help UNICEF provide lifesaving assistance to children in more than 190 countries and territories. In 2020, American allocated $460,000 to support UNICEF’s COVID-19 relief work in Argentina, Brazil, Costa Rica and Guatemala, helping address the needs of children and families by:

•	Providing supplies to at-risk and affected communities, including water, sanitation and hygiene items, personal protective equipment and basic health kits.

•	Supporting interventions for infection prevention and control in health facilities, schools and communities.

•	Promoting hygiene education to limit transmission and protect individuals from exposure.

We also continued to work with long-established partners to support their missions:

•	American has partnered with St. Jude Children’s Research Hospital for nearly 15 years to support its mission to help patient families as it leads the way the world understands, treats and defeats childhood cancer and other life-threatening diseases. In 2020, American donated 10 million AAdvantage miles to St. Jude Children’s Research Hospital. The gift was made possible by AAdvantage members who purchased miles during May 2020 after we announced we would donate one AAdvantage mile for every mile purchased, up to 10 million miles.

•	For five years, American has partnered with Stand Up to Cancer in support of their innovative research and commitment to turn patients into long-term survivors. As of year-end 2020, American has raised more than $11 million for the cause.

•	American has partnered with the Medal of Honor Foundation, an organization recognizing those who have received our country’s highest award for valor in combat, for more than 10 years. We support their mission to educate

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students on the high ideals behind the medal with a focus on character education. American provides air transportation and our highest customer status for each hero and their spouse, enabling them to travel with ease to share their message throughout the nation.

•	For more than 35 years, American has supported research for the treatment and cure of cystic fibrosis. To date, we have raised more than $43 million for the Cystic Fibrosis Foundation.

In 2021 and beyond, we will pursue new opportunities to help our communities and continue to seek out partnerships with various charities, aid groups and other non-profit organizations.

ESG Recognition

•	For the 19th consecutive year, the Human Rights Campaign honored the Company with the highest possible rating in the prestigious Corporate Equality Index, a national benchmarking tool that rates companies on their policies and practices with regard to lesbian, gay, bisexual and transgender employees.

•	The National Business Group on Health named the Company one of the 50 best U.S. employers for our commitment to providing a world-class program that supports the work, life and health needs of our team members.

•	The Company received the top score of 100 on the Disability Equality Index® and was named one of the 2019 Disability Equality Index® Best Places to Work for Disability Inclusion for the fifth consecutive year.

•	The Religious Freedom and Business Foundation ranked the Company second in the Fortune 100 for religious equity, diversity and inclusion.

•	S&P and FTSE4Good included AAG stock in their sustainability-focused indices, and Newsweek named American among America’s most responsible companies.

Codes of Ethics

Our employees, including our principal executive officer and principal financial and accounting officer, and our directors are governed by one of two codes of ethics of the Company (collectively, the “Codes of Ethics”). The Codes of Ethics require our employees and directors to conduct Company business in the highest legal and ethical manner. The Codes of Ethics meet the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K and the requirements of a code of business conduct and ethics under applicable Nasdaq listing standards. The full texts of the Codes of Ethics and further details regarding the scope of each of the Codes of Ethics are available on our website at www.aa.com under the links “Investor Relations”—“Corporate Governance.” We will also provide a copy of the Codes of Ethics to stockholders, free of charge, upon request to our Corporate Secretary. Any amendments to or waivers from the Codes of Ethics will be posted at this location on our website as required by applicable SEC and Nasdaq rules.

Public Policy Engagement and Political Participation

Engagement in the political, legislative and regulatory process is important to the success of the Company. Compliance and oversight of our public policy and political engagement is provided by our Executive Vice President—Corporate Affairs and the CGPR Committee of the Board. In 2020, the Board adopted a revised Statement on Public Policy Engagement and Political Participation. This statement brings the Company’s practices and disclosures into closer alignment with best practices in this area. As a result of these changes, American’s score on the Center for Political Accountability Zicklin Index of Corporate Political Disclosure and Accountability improved from 38.6 in 2019 to 81.4 in 2020, on a scale of zero to 100. The Zicklin Index benchmarks the political disclosure and accountability policies and practices of leading U.S. public companies. This score put the Company among the First Tier of S&P 500 companies.

We do not use corporate funds to contribute to candidates, political party committees or political action committees, including Super PACs and political committees organized under Section 527 of the Internal Revenue Code to promote the election or defeat of candidates for office. We do not use corporate funds to make independent political expenditures or electioneering communications. If the Company makes payments to other tax-exempt organizations, such as 501(c)(4)s, that the recipient may use for political purposes, we will publicly disclose those payments on our corporate website. On rare occasions, we may use corporate funds to support or oppose state and local ballot initiatives if we believe an initiative would materially affect our business or the transportation infrastructure in the communities we serve. If we make any such contribution, we will disclose the amount and recipient on our corporate website.

As part of our public policy engagement, we are members of several trade and industry associations, and we disclose on our corporate website a full list of the Company’s trade association memberships for which our fees exceed $25,000.

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For further information, please see our Statement on Public Policy Engagement and Political Participation, available on our website at www.aa.com/esg, which is not incorporated by reference into this Proxy Statement.

Prohibition on Hedging and Pledging

Our insider trading policy prohibits the members of our Board, our executive officers, managing directors and director-level employees and our other employees with any with regular access to material non-public information, from hedging the economic risk of security ownership. This prohibition includes options trading on any of the stock exchanges or futures exchanges, as well as customized derivative or hedging transactions with third parties, such as zero-cost collars and forward sale contracts. In addition, the members of our Board and such employees are prohibited from pledging Company securities to secure margin or other loans.

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DIRECTOR COMPENSATION

The table below provides information regarding compensation we paid to our non-employee directors in 2020. In 2020, our non-employee directors received compensation in accordance with our non-employee director compensation program, as described below; however, in response to the COVID-19 pandemic, our non-employee directors determined to forgo all cash compensation effective March 25, 2020 through August 31, 2020. The compensation elements are described in the narrative following the table. Doug Parker, our Chairman and Chief Executive Officer, is not included in the table because he is an employee and receives no compensation for his service as Chairman or as a member of the Board.

Name	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)	All Other Compensation ($)(c)	Total ($)

Jim Albaugh	75,833	150,000	3,230	229,063

Jeff Benjamin	75,833	150,000	7,356	233,189

John Cahill	93,333	150,000	12,478	255,811

Mike Embler	87,500	150,000	5,290	242,790

Matt Hart	81,667	150,000	14,896	246,563

Sue Kronick	80,833	150,000	4,088	234,921

Marty Nesbitt	75,833	150,000	13,930	239,763

Denise O’Leary	87,500	150,000	6,104	243,604

Ray Robinson	77,500	150,000	14,166	241,666

Doug Steenland(d)	32,500	100,753	1,908	135,161

(a)

The amounts represent the aggregate dollar amount of all fees the directors earned or were paid in 2020 for service as a director, including annual retainer, committee, chair, meeting and lead independent director fees.

(b)

The amounts represent the aggregate grant date fair value, as calculated in accordance with ASC Topic 718, of (i) 8,813 RSUs granted to each director (other than Mr. Steenland) on June 10, 2020, and (ii) 7,656 RSUs granted to Mr. Steenland on October 8, 2020 in connection with his election to the Board, each of which will vest on June 9, 2021, subject to the continued service of the director through the vesting date. The grant date fair value, as calculated in accordance with ASC Topic 718, of time-based RSUs is equal to the number of shares underlying the RSUs, multiplied by the closing price of our Common Stock on the date of grant. As of December 31, 2020, each of our non-employee directors (other than Mr. Steenland) held 8,813 RSUs and Mr. Steenland held 7,656 RSUs. No non-employee directors held any other outstanding equity awards.

(c)

The amounts include (i) the value of flight privileges received in 2020 and (ii) tax reimbursements that we paid to our directors in 2021 for flight privileges provided to them in 2020. Amounts also include the portion of the premiums paid by us on behalf of Mr. Hart and Ms. O’Leary for a life insurance policy under the America West Directors’ Charitable Contribution Program, which is described more fully below in the section entitled “Legacy Director Compensation Programs.” Each of these amounts are set forth in the table below. Flight benefits are valued based on the imputed taxable income to the director, which valuation is greater than the incremental cost to the Company.

Name	Flight Privileges ($)	Tax Gross-Up on Flight Privileges ($)	Insurance Premiums ($)

Jim Albaugh	1,615	1,615	-

Jeff Benjamin	3,678	3,678	-

John Cahill	6,239	6,239	-

Mike Embler	2,645	2,645	-

Matt Hart	1,417	1,417	12,062

Sue Kronick	2,044	2,044	-

Marty Nesbitt	6,965	6,965	-

Denise O’Leary	1,069	1,069	3,966

Ray Robinson	7,083	7,083	-

Doug Steenland	954	954	-

(d)	Mr. Steenland was elected to the Board on October 8, 2020.

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Director Compensation

The Compensation Committee will periodically review the overall compensation of our directors in consultation with the Board and, from time to time, the assistance of the Compensation Committee’s compensation consultant. The Compensation Committee has authority to retain and terminate any outside advisors, such as compensation consultants and legal counsel, and to determine their compensation.

Annual Retainers and Grants of RSUs. For 2020, the compensation for our non-employee directors included the following cash-based annual retainers:

•	an annual retainer of $100,000 for service on the Board;

•	an annual retainer of $15,000 for service on each of the Audit, Compensation, Corporate Governance and Nominating, or Finance Committees;

•	an annual retainer of $25,000 for service as the Chair of the Audit Committee and an annual retainer of $20,000 for service as the Chair of each of the Compensation, Corporate Governance and Nominating, or Finance Committees; and

•	an additional annual retainer of $30,000 for service as our Lead Independent Director.

On the date of the 2020 annual meeting of stockholders, each continuing non-employee director received a number of RSUs equal to $150,000 divided by the closing price of our Common Stock on the date of the annual meeting. In connection with his appointment to the Board on October 8, 2020, Mr. Steenland received an award of RSUs valued at $100,753 divided by the closing price of our Common Stock on the grant date. Each of the RSU awards granted to our non-employee directors will vest fully on the earlier of the first anniversary of the date of grant or the date of the next annual meeting of stockholders, subject to the continued service of the non-employee director through the vesting date.

Our non-employee director compensation program for 2020 was unchanged from 2019.

However, in light of the unprecedented business challenges resulting from the COVID-19 pandemic, our non-employee directors determined to forgo all cash compensation effective March 25, 2020 through August 31, 2020.

Other Compensation. As is customary in the airline industry, we provide our directors with flight benefits. During the period of time they serve on the Board, non-employee directors are entitled to complimentary personal air travel for the non-employee director and his or her immediate family members on American and American Eagle, 12 round-trip or 24 one-way passes for complimentary air travel for the non-employee director’s family and friends each year, as well as American Airlines Admirals Club® membership, and AAdvantage® ConciergeKeySM program status. Non-employee directors receive a tax gross-up for imputed taxable income related to these flight benefits. In addition, these travel benefits (except for the tax gross-up) will be provided (i) for a non-employee director’s lifetime if he or she has served for seven or more years or has otherwise vested in such benefits by virtue of the merger with US Airways or service with a predecessor airline or (ii) for five years if he or she has served for less than seven but more than two years. Non-employee directors will also be reimbursed for all reasonable out-of-pocket expenses incurred in connection with attendance at meetings upon submission of receipts.

Some of our current directors are eligible to continue participation under certain legacy programs related to service for predecessor companies, as described below.

Legacy Director Compensation Programs

Following the closing of the merger with US Airways, the America West Directors’ Charitable Contribution Program (the “Charitable Contribution Program”), a legacy director compensation program, continues to be in effect. In 1994, America West established the Charitable Contribution Program under which all directors of America West were invited to participate. This program was discontinued for new directors following the merger between America West and US Airways in 2005. Under the Charitable Contribution Program, upon the death of a participant, America West (or its successor) is required to donate $1 million to one or more qualifying charitable organizations chosen by the participant. All participants serving as directors of America West at the time of the merger became vested in the Charitable Contribution Program, and the Charitable Contribution Program may not be terminated with respect to these individuals. During 2020, the directors who were participants in the Charitable Contribution Program were Messrs. Hart and Parker and Ms. O’Leary. The charitable contributions will be substantially funded by life insurance proceeds from policies maintained by us on the lives of the participants. Under the terms of the Charitable Contribution Program, America West was allowed to place joint life insurance on two directors. The life insurance policies currently in place under the Charitable Contribution Program are

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structured as joint policies on the lives of two directors and the insurance benefits are payable at the death of the last survivor. Individual directors derive no direct financial benefit from the Charitable Contribution Program because all insurance proceeds are to be paid by us, and all tax deductions for the charitable contributions accrue solely to us.

Stock Ownership Guidelines

We adopted stock ownership guidelines for our non-employee directors in January 2014. Non-employee directors are required to hold a number of shares of stock equal to the lesser of either (i) five times the director’s annual cash retainer or (ii) 15,000 shares of our Common Stock. Ownership is determined based on the combined value of the following director holdings: (a) shares owned outright or by immediate family members residing in the same household or in a trust for the benefit of the director or an immediate family member; (b) Common Stock, stock units or other stock equivalents obtained through the exercise of SARs/stock options or vesting of equity awards; (c) unvested equity awards granted under any equity and deferral plans; and (d) other stock or stock equivalent awards determined by the CGPR Committee. Non-employee directors have five years from the later of: (i) the date the guidelines were adopted and (ii) the date the individual became a director to comply with the stock ownership guidelines. Under the stock ownership guidelines, until a non-employee director has reached the minimum ownership guideline, such director may not sell or otherwise dispose of the shares of Common Stock acquired upon the exercise, vesting or settlement of any equity awards except to the extent such sales do not cumulatively exceed 50% of such shares. Each of our directors with a compliance date before the date of this Proxy Statement owns shares that exceed the minimum stock ownership guidelines.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Party Transactions

Since January 1, 2020, the Company has not participated in, nor is there currently planned, any transaction or series of similar transactions with any of the Company’s directors, nominees, executive officers, holders of more than 5% of Common Stock or any member of such person’s immediate family that is required to be reported under Regulation S-K Item 404(a) of the rules of the SEC.

We have entered into indemnity agreements with our executive officers and directors that provide, among other things, that we will indemnify each such officer or director, under the circumstances and to the extent provided for in the indemnity agreements, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings in which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company.

Policies and Procedures for Review and Approval of Related Person Transactions

We believe that business decisions and actions taken by our officers, directors and employees should be based on the best interests of the Company, and must not be motivated by personal considerations or relationships. We attempt to analyze all transactions in which we participate and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations. Related persons include any of our directors or executive officers, certain of our stockholders and immediate family members of any of the above persons. The Audit Committee is responsible for reviewing and approving all significant conflicts of interest and related party transactions in accordance with our company policies.

A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the interests of the Company. Our Codes of Ethics requires our employees, including our principal executive officer, principal financial and accounting officer and our directors who may have a potential or apparent conflict of interest to fully disclose all the relevant facts to either the Chair of the Audit Committee or the Chief Ethics and Compliance Officer, as applicable. Once the Chair of the Audit Committee or the Chief Ethics and Compliance Officer receives notice of a conflict of interest, they will report the relevant facts to our internal auditors. The internal auditors will then consult with the Audit Committee and a determination will be made as to whether the activity is permissible. The full texts of our Codes of Ethics are available on our website at www.aa.com under the links “Investor Relations”—“Corporate Governance.”

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REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed with our management our audited consolidated financial statements for the fiscal year ended December 31, 2020 (the “Audited Financial Statements”).

The Audit Committee has discussed with KPMG, our independent registered public accounting firm, the matters required to be discussed with the Audit Committee under Public Company Accounting Oversight Board Auditing Standard No. 1301.

The Audit Committee has received the written disclosures and the letter from KPMG regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, has discussed with KPMG its independence and has considered the compatibility of the non-audit services provided by KPMG with respect to maintenance of that independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the Audited Financial Statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.

Respectfully submitted,

Audit Committee

Matt Hart (Chair)

John Cahill

Mike Embler

Marty Nesbitt

This report of the Audit Committee is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

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COMPENSATION DISCUSSION AND ANALYSIS

Overview

This section discusses the principles underlying our compensation policies for our “named executive officers,” who for 2020 are:

•	W. Douglas Parker, our Chairman and Chief Executive Officer;

•	Robert D. Isom, our President;

•	Derek J. Kerr, our Executive Vice President and Chief Financial Officer;

•	Maya Leibman, our Executive Vice President and Chief Information Officer; and

•	Stephen L. Johnson, our Executive Vice President—Corporate Affairs.

As described more fully below, our executive compensation strategy is designed to provide a total compensation package that will not only attract and retain high-caliber leaders, but also align our leaders’ contributions with our corporate objectives, stockholders’ interests and the interests of our other stakeholders.

Summary

Pay for Performance in our 2020 Executive Compensation Program During a Period of Unprecedented Challenges

2020 was the most challenging time in our industry’s history, as the COVID-19 pandemic caused drastic disruptions in global demand for air travel, resulting in a severe decline in our business. Despite these challenges, we remained committed to our pay for performance philosophy in 2020. While our 2020 executive compensation program was established prior to the full emergence of the COVID-19 pandemic, we did not adjust any of the performance targets under our incentive plans and further took steps to reduce the pay of our executives in response to the pandemic. Key decisions and outcomes under our 2020 executive compensation program include the following:

•	Compensation Restrictions. As a condition of the payroll support agreements entered into with the federal government under the CARES Act, PSP2 and PSP3, our named executive officers became subject to significant limitations on their compensation. Under the applicable limits, each of our named executive officers’ total compensation during any 12-month period from March 24, 2020 until April 1, 2023, is capped at an amount equal to the sum of (i) $3 million and (ii) 50% of the total compensation in excess of $3 million received by such executive in calendar year 2019. Our 2020 executive compensation program did not cause any named executive officer to exceed his or her limit. However, for 2021, we have implemented significant reductions to the total target direct compensation for our named executive officers in order to comply with the applicable limits.

•	Voluntary Base Salary Reductions. Effective April 1, 2020 through June 30, 2020, at the request of each executive in response to the COVID-19 pandemic, Mr. Isom’s base salary was reduced by 55% and the base salaries of Ms. Leibman and Messrs. Johnson and Kerr were reduced by 50%. Mr. Parker has not received any base salary since 2015.

•	Termination of 2020 STIP and Suspension of 2021 STIP. In June 2020, upon the recommendation of management, our Compensation Committee approved terminating the 2020 STIP in recognition of the challenging business environment, and as a result, none of our named executive officers received any payout. For 2021, we have suspended our named executive officers’ participation in the 2021 STIP while they are subject to the CARES Act, PSP2 and PSP3 compensation restrictions.

•	Limited Increases to Target Direct Compensation. Prior to the full emergence of the COVID-19 pandemic, our Compensation Committee approved only limited increases of 2.5% in the target cash compensation and 3% in the target long-term incentive compensation provided to our named executive officers. However, in response to the COVID-19 pandemic, the target cash compensation increases were never implemented, and as described above, our named executive officers took voluntary base salary decreases and received no payout under the 2020 STIP.

•	Changes to STIP and LTIP Design. For 2020, we introduced new performance metrics to our STIP and LTIP for our named executive officers intended to better reflect our financial and operational objectives. Under the 2020 STIP for our named executive officers, we added four operational and customer experience goals, while retaining our adjusted pre-tax income goal. Under the 2020 LTIP, performance-vesting RSUs may be earned based on our relative TSR, absolute free cash flow and relative adjusted pre-tax income over a three-year performance period. In addition, prior to the termination of the 2020 STIP, Mr. Parker became a participant in the STIP for the first time since 2015, with any payout intended to be paid in stock in lieu of cash, as determined by the Compensation Committee at the time of payout.

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•	Performance-vesting RSUs Tracking Below Threshold. Each named executive officer held three outstanding awards of performance-vesting RSUs as of the end of 2020, each of which were tracking at below threshold as of the end of 2020. In February 2021, it was determined that the pre-tax adjusted income goal for the 2018 performance-vesting RSUs were achieved at below threshold, and these awards were forfeited in their entirety.

•	Realizable Compensation Significantly Less Than Target Compensation. As of December 31, 2020, Mr. Parker’s three-year average realizable compensation from 2018-2020 was only 27% of his three-year average target compensation, while his 2020 realizable compensation was only 23% of his 2020 target compensation. The three-year average realizable compensation from 2018-2020 for our other named executive officers was only 41% of their three-year average targeted compensation, while their average 2020 realizable compensation was only 31% of their average 2020 target compensation.

Our Track Record of Committing to Fair Pay and Pay for Performance

The actions highlighted above are the latest in a series of actions demonstrating our strong track record of a firm commitment to fair pay and pay for performance. That historic commitment has been shown by the following exceptional actions over recent years initiated by our CEO and other executive officers with respect to their compensation:

•	Target CEO Compensation Below Peers. At his request, Mr. Parker’s target direct compensation has been historically set at and remains below the average for his peers at Delta and United.

•	No Cash Compensation to Our CEO. Since 2015, Mr. Parker has not received any cash-based direct compensation.

•	No CEO Employment Agreement. In 2016, at Mr. Parker’s request, our Compensation Committee agreed to eliminate Mr. Parker’s employment agreement such that Mr. Parker is no longer contractually entitled to receive a set level of compensation and benefits and is no longer protected by the change in control and severance provisions of that employment agreement.

•	No Executive Officer Severance Agreements. In 2017, at their request, the executive officers who were party to change in control and severance benefit agreements voluntarily terminated their agreements. As a result, none of our executive officers are currently contractually entitled to any cash severance or continued health benefits upon any termination, nor are we contractually obligated to provide a gross-up to cover any excise taxes incurred by any executive officer under Section 4999 of the Internal Revenue Code.

2020 Compensation Objectives and Programs

Pay for Performance Philosophy

The philosophy underlying our overall executive compensation program is to provide an attractive, flexible and market-based total compensation program that is both tied to our performance and aligned with the interests of our stockholders. We intend for our compensation programs to motivate the management team to maximize stockholder value over time without creating unnecessary or excessive risk-taking that would have an adverse effect on stockholder value and potentially detract from our ability to reach long term sustainable levels of income and profitability.

The 2020 executive compensation program continued to emphasize variable compensation in the form of short-term cash incentives and long-term equity incentives. The charts below show the target mix of each element of the 2020 total compensation package for (i) our Chief Executive Officer and (ii) our other named executive officers, illustrating our strong emphasis on variable pay, which can only be earned based on the achievement of certain key performance objectives discussed in the section below.

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2020 Compensation Outcomes Reflected Our Pay for Performance Philosophy

Performance-Vesting RSUs Tracking Below Threshold. We have historically granted at least 50% of our annual RSUs as performance-vesting RSUs that are earned not earlier than the third anniversary of the grant date. Each named executive officer held three outstanding awards of performance-vesting RSUs as of the end of 2020. The 2019 performance-vesting RSUs may be earned based on our three-year pre-tax income margin as compared to that of a pre-defined group of airlines, and the number of shares earned is further adjusted upward or downward by up to 25% based on our three-year TSR relative to that of the same pre-defined group of airlines. The 2018 performance-vesting RSUs were subject to the same design, but were forfeited in February 2021 based on our below-threshold achievement of the pre-tax adjusted income goal. For 2020, we changed the design of our LTIP so that the performance-vesting RSUs may be instead earned based on our relative TSR, absolute free cash flow and relative adjusted pre-tax income, weighted equally.

Each of the awards of performance-vesting RSUs held by our named executive officers that were outstanding as of the end of 2020 were tracking at below threshold as of the end of 2020.

Performance-Vesting RSU Pay Outcomes as of 12/31/20

2018 Grant (forfeited in February 2021)	Tracking at Below Threshold (0%)

2019 Grant (potentially vesting in 2022)	Tracking at Below Threshold (0%)

2020 Grant (potentially vesting in 2023)	Tracking at Below Threshold (0%)

Realizable Compensation Significantly Less Than Target Compensation. As shown in the charts below, as of December 31, 2020, the three-year and 2020 realizable compensation for our CEO and our other named executive officers were significantly less than their three-year and 2020 target compensation.

Three-year Average Realizable Compensation

Target compensation includes base salary, target annual short-term incentive and the grant date fair value of long-term incentives for the applicable year. Realizable compensation includes base salary earned and annual short-term incentive earned for each applicable year and values equity awards granted during 2018-2020 as follows: with respect to RSUs that had vested by December 31, 2020 based on the closing stock price on the applicable vesting date, with respect to time-vesting RSUs that were unvested as of December 31, 2020 based on the closing stock price as of December 31, 2020, and with respect to performance-vesting RSUs that were unvested as of December 31, 2020 based on the performance and closing stock price as of December 31, 2020.

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2020 Realizable Compensation

Target compensation includes base salary, target annual short-term incentive and the grant date fair value of long-term incentives. Realizable compensation includes base salary earned, the value of time-vesting RSUs granted in 2020 based on our closing stock price as of December 31, 2020, and the value of performance-vesting RSUs granted in 2020 based on the performance and closing stock price as of December 31, 2020. No annual short-term incentive was earned for 2020.

Commitment to Effective Compensation Governance

We are committed to good compensation governance and have adopted compensation policies and practices in furtherance of our commitment, including the following:

What We Do	What We Do NOT Do

✓   Independent Compensation Consultant that is directly engaged by the Compensation Committee to advise on executive and director compensation matters.

✓   At-Will Employment arrangements with our executive officers with no employment agreements.

✓   100% of Chief Executive Officer Compensation is At-Risk in order to maximize alignment with stockholder interests.

✓   Stock Ownership Guidelines that further align our executive officers’ long-term interests with those of our stockholders.

✓   Tally Sheet Review used to conduct a comprehensive overview of all compensation, including an overview of total compensation targets and potential payouts.

✓   Annual Compensation Risk Assessment to identify any elements of our compensation program design or oversight processes that carry elevated levels of adverse risk to the Company.

✓   Clawback Policy for all cash and equity incentive compensation paid to our executive officers.

×   No Severance or Change in Control Agreements. None of our executive officers has a severance or change in control agreement.

×   No Excessive Perquisites. Perquisites and other personal benefits are not a significant portion of any executive officer’s compensation and are in line with industry standards.

×   No Guaranteed Bonuses. Our executive officers’ bonuses are performance-based and 100% at risk.

×   No Payouts of Dividends. Unless and until an award’s vesting conditions are satisfied, no dividends accrued on the award are paid.

×   No Active Executive Retirement Plans. We do not maintain any active executive-only or supplemental retirement plans.

×   No Hedging or Pledging of Our Stock. We prohibit our executive officers from engaging in hedging transactions or using our stock as collateral for loans.

×   No Excise Tax Gross-Ups. We do not provide any executive officer with any tax gross-ups to cover excise taxes in connection with a change in control.

Stockholder Approval of 2020 Executive Compensation

At our 2020 annual meeting of stockholders, our stockholders voted, in a non-binding advisory vote, to approve the compensation of our named executive officers (with an approval representing approximately 87% of the shares

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represented in person or by proxy at the meeting and entitled to vote). Our Compensation Committee reviewed the result of the stockholders’ advisory vote on executive compensation and, in light of the approval by a substantial majority of stockholders, did not implement changes to the executive compensation programs solely as a result of the vote.

Determination of Executive Compensation

Role of the Compensation Committee and Management in Compensation Decisions

The Compensation Committee administers the compensation program for all officers, including the named executive officers. The Compensation Committee is comprised of five independent directors, each of whom is a “non-employee director” under Rule 16b-3 of the Exchange Act. The Compensation Committee’s overarching goal is to create executive compensation programs that align management and stockholder interests over the long-term and that allow us to recruit and retain a highly capable management team. The Compensation Committee considers management input on executive compensation programs but relies on its outside consultant for perspective and leading practice guidance. The compensation consultant also provides leading practice data for the airline industry and Fortune 500 companies generally.

Some of the elements we consider when designing compensation policies include attrition, diversity, and executive development needs. Management also will from time to time bring matters to the attention of the Compensation Committee that might require alterations to compensation policies, especially when they have identified specific circumstances that require additional executive talent or unique executive skills that we may not currently have in place. Our Chief Executive Officer also provides input and recommendations based on his direct knowledge of the other named executive officers’ individual performance and contributions given the scope of their responsibilities.

Use of Compensation Consultant

For 2020, the Compensation Committee retained Korn Ferry as its independent compensation consultant. The Compensation Committee has sole authority with regard to the decision to retain the compensation consultant and, while the compensation consultant interacts with management from time to time in order to best coordinate with, and deliver services to, the Compensation Committee, it reports directly to the Compensation Committee with respect to its executive compensation consulting advice. The Compensation Committee has assessed whether the services provided by Korn Ferry or any other relationships raised any conflicts of interest pursuant to SEC and Nasdaq rules, and has concluded that no such conflicts of interest exist.

Use of Market Data and Tally Sheets

In order to ensure a competitive design for our executive compensation program, in 2020, our Compensation Committee, with advice and analysis from its compensation consultant, reviewed our program against those of our largest competitors, Delta, United and Southwest, with an emphasis on Delta and United, our closest peers.

For 2020, our annual review of executive compensation also included tally sheets for our executive officers. Each tally provides an overview of total compensation targets as well as estimated upcoming short- and long-term incentive payments. The Compensation Committee used these forward-looking compensation summary sheets to provide a comprehensive picture of each executive officer’s estimated future compensation.

CARES Act, PSP2 and PSP3 Compensation Restrictions

We entered into payroll support agreements with the federal government pursuant to which we have received assistance under the CARES Act, PSP2 and PSP3, which were enacted to provide emergency assistance to individuals, families and businesses affected by the COVID-19 pandemic. In accordance with such legislation, the agreements impose certain caps on executive compensation as a condition to receipt of the assistance, including a limit applicable to any executive who received total compensation in excess of $3 million in calendar year 2019. Under the limit, each such executive’s total compensation during any 12-month period from March 24, 2020 until April 1, 2023, is capped at an amount equal to the sum of (i) $3 million and (ii) 50% of the total compensation in excess of $3 million received by such executive in calendar year 2019. The limit will apply to each of the Company’s executive officers, including the named executive officers. The programs established by our Compensation Committee for fiscal 2020 did not cause any of our named executive officers’ compensation to exceed their applicable limit. However, for 2021, we have implemented significant reductions to the total target direct compensation for our named executive officers in order to comply with the applicable limits. For example, Mr. Parker’s total compensation for 2019 was approximately $11.6 million and his total compensation for any 12-month period while the limits are in effect will be limited to approximately $7.3 million, a decrease of approximately 37%. These

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limits will continue to be a primary determinant of our named executive officers’ compensation over the remaining period during which they are in effect.

Executive Compensation Mix with an Emphasis on Performance-Based Pay

In 2020, our executive compensation structure included both fixed and performance-based pay. Specifically, our executive compensation structure consisted of three core components which aligned management and stockholder interests:

•	a base salary paid in cash (other than for Mr. Parker);

•	an annual incentive program paid in cash based on achievement of profitability and operational targets for 2020; and

•	a long-term equity incentive program in the form of RSUs that incorporate both performance- and time-vesting components.

The overarching goal was to emphasize pay for performance (such that compensation is paid only if we meet pre-determined performance targets) and align executive and stockholder interests through equity-based compensation tied to our stock performance. For 2020, our named executive officers’ fixed compensation was at or below 14% of target total compensation, reflecting a heavy weighting on variable or performance-based compensation vesting over multiple time periods.

Base Salary

Base salaries provide a secure, consistent amount of fixed pay that compensates executives for their scope of responsibility, competence and performance. While we aim to establish competitive compensation, our greater focus is on establishing a culture where creating long-term value for our stockholders is always at the forefront of our leadership team’s decision-making. We believe that our reduced emphasis on fixed compensation, achieved through lower levels of base salaries combined with higher levels of target variable cash incentives and equity compensation, allows us to retain our management team and recruit from other network airlines and general industry while also emphasizing our pay-for-performance philosophy.

For 2020, Mr. Parker continued to receive no base salary. In 2020, before the full emergence of the COVID-19 pandemic, the Compensation Committee approved a 2.5% salary increase over 2019 levels for our other named executive officers. However, in response to the COVID-19 pandemic, these increases were never implemented. The 2020 annual base salaries of our named executive officers are set forth in the table below.

Named Executive Officer	2020 Base Salary ($)

Robert Isom	753,824

Derek Kerr	653,733

Maya Leibman	653,733

Steve Johnson	653,733

In addition, effective April 1, 2020 through June 30, 2020, in light of the COVID-19 pandemic, Mr. Isom’s base salary was reduced by 55%, and the base salaries of each of our other named executive officers (other than Mr. Parker who does not receive a base salary) were reduced by 50%.

Annual Cash Incentive Program

The second core component of our overall compensation program is a short-term cash incentive program. For 2020, payouts under the STIP for our named executive officers were to be based on achievement against pre-established adjusted pre-tax income improvement targets, as well as four new operational and customer experience goals, which were introduced for 2020 in order to incentivize our named executive officers to achieve key operational and customer service priorities in addition to delivering financial performance.

However, in June 2020, upon the recommendation of management, the Compensation Committee determined to terminate the 2020 STIP in light of the unprecedented business challenges resulting from the COVID-19 pandemic. Accordingly, no payouts were made under the 2020 STIP to our named executive officers. The terms of the 2020 STIP as originally approved by the Compensation Committee are described below.

For 2020, prior to the STIP’s cancellation in June, we introduced four new operational and customer service goals for the STIP for our named executive officers: on-time departures, on-time turns, controllable completion factor and likelihood to

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recommend. Under the 2020 STIP, pre-tax income performance (which, under the terms of the STIP, is calculated by excluding special items, profit sharing and annual incentive programs and related payroll taxes and 401(k) company contributions) was weighted 50% and each operational and customer service goal was weighted 12.5%. For our named executive officers, the Compensation Committee set the following threshold, target, and maximum performance levels for each such goal:

Performance Level	Funding Level (% of Target)	2020 Adjusted Pre-Tax Income ($)(in billions) (weighted 50%)	On-Time Departures (weighted 12.5%)(a)	On-Time Turns (weighted 12.5%)(b)	Controllable Completion Factor (weighted 12.5%)(c)	Likelihood to Recommend (weighted 12.5%)(d)

< Threshold	0%	<2.0	<66.64%	<73.82%	99.45%	73.7

Threshold	50%	2.0	66.64%	73.82%	99.45%	73.7

Target	100%	4.0	67.46%	74.79%	99.50%	75.3

Maximum	200%	6.0	69.20%	75.80%	99.60%	76.1

(a)	On-time departures is calculated as the percent of operated scheduled passenger flights that departed at or before scheduled departure time.

(b)	On-time turns is calculated as the percent of operated scheduled passenger turn flights that did not take a local departure delay.

(c)	Controllable completion factor is calculated as the percent of scheduled passenger flights that were not cancelled excluding air traffic control, weather and other non-controllable events.

(d)

Likelihood to recommend is calculated from a survey question included in our customer satisfaction survey, representing customer responses to how likely they are to recommend American Airlines to a friend or colleague based upon their recent travel experience. The responses are on a scale of 0-10. Those scores are indexed to a 100 point scale. Likelihood to recommend is calculated by taking the sum of the indexed scores and dividing by total responses.

Any performance falling between threshold, target and maximum levels would result in an adjustment of funding level based on straight-line interpolation. The 2020 target bonus opportunities for each named executive officer (other than Mr. Parker) were set at the same levels as in 2019 as shown in the table below.

The Compensation Committee approved Mr. Parker’s participation the STIP for the first time since 2015 in order to better align his compensation with the Company’s short-term goals. Mr. Parker’s target bonus opportunity was set at $1,857,000, which approximates his target bonus value had it increased commensurate with the other named executive officers since the last time he was a participant. However, the Compensation Committee intended to settle any payout under the 2020 STIP to Mr. Parker in shares of our common stock in order to maintain his total direct compensation in equity rather than cash.

Named Executive Officer	2020 Target Payout Level as a Percentage of Base Salary

Robert Isom	175%

Derek Kerr	125%

Maya Leibman	125%

Steve Johnson	125%

As described above, because the 2020 STIP terminated in recognition of the challenging business environment none of our named executive officers received any payout.

2021 STIP

For 2021, our Compensation Committee determined to suspend the participation of our named executive officers in our STIP while they are subject to the CARES Act, PSP2 and PSP3 compensation limits.

Long-Term Incentive Programs

The third core component of our overall compensation program is a long-term equity incentive program that focuses our executives on our performance over time and further links the interests of recipients and stockholders. Stock-based awards, coupled with performance- and time-vesting requirements, provide an appropriate incentive to our executives to remain with the Company and meet the long-term goal of maximizing stockholder value. Consistent with our emphasis on pay for performance and our commitment to long-term value creation for our stockholders, our named executive officers’ total target direct compensation is weighted heavily toward long-term equity awards.

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The Compensation Committee determines the value of long-term equity awards to be granted to an executive officer based upon the executive’s level of responsibility and job classification level and the results of compensation market analyses.

For 2020, our LTIP included both performance- and time-vesting RSUs, each weighted 50% by target value. Those awards were made to our named executive officers in February 2020, before the full emergence of the COVID-19 pandemic. Two-thirds of the time-vesting RSUs vested in February 2021 and the remaining one-third will vest in February 2022, subject to each executive’s continued employment with the Company.

For 2020, the performance-vesting RSUs reflected a new design and metrics that are intended to better reflect our long-term objectives. The performance-vesting RSUs may vest in February 2023 based on the Company’s achievement of the following three metrics: (i) compound annual TSR relative to the capitalization-weighted compound annual TSR for a pre-defined group of airlines over a three year period ending December 31, 2022, (ii) free cash flow over a three year period ending December 31, 2022 and (iii) pre-tax income margin improvement relative to the pre-tax income margin improvement for a pre-defined group of airlines based on 2022 pre-tax income margin over a 2019 baseline. Each of the foregoing performance metrics is weighted equally, and performance at threshold, target and maximum corresponds to achievement at 50%, 100% and 200% of target, respectively. No amounts will be earned if threshold performance is not achieved with respect to at least one metric, and the maximum number of shares that may be issued in respect of each performance-vesting RSU remains at 200%. The table below sets forth the threshold, target and maximum goals for each metric and the corresponding achievement levels as a percentage of target.

	Relative TSR(a)	Free Cash Flow(b)		Relative Pre-Tax Margin Improvement(c)	Achievement Level (as a % of Target)

Below Threshold	< -12 percentage points	< $	4.9B	< 1 percentage point	0%

Threshold	-12 percentage points		$4.9B	1 percentage point	50%

Target	Indexed TSR		$7.0B	2 percentage points	100%

Maximum	+12 percentage points		$9.1B	4 percentage points	200%

(a)

Relative TSR is calculated as the Company’s TSR over the performance period minus the market-capitalization weighted average TSR of a peer group comprised of Delta, United, Southwest, JetBlue Airlines, Alaska Airlines and Spirit Airlines. TSR is measured based on the 20-day average stock price prior to each of the beginning and the end of the performance period, calculated assuming reinvestment of dividends.

(b)	Free cash flow is the sum of the Company’s operating cash flows less capital expenditures over each year during the performance period.

(c)

Relative pre-tax margin improvement is calculated as (i) the percentage increase (or decrease) of the Company’s 2022 pre-tax adjusted income margin over 6.34% less (ii) the percentage increase (or decrease) of the peer group’s 2022 pre-tax adjusted income margin over 11.62%. 2022 pre-tax adjusted income margin is calculated as pre-tax income, excluding special charges, divided by operating revenue for the year ending December 31, 2022.

In the event that the Company’s 2022 pre-tax income margin is negative, pre-tax income achievement will be capped at 100%, and in the event the Company’s TSR is negative for the performance period, the TSR achievement percentage will be capped at 100%. Linear interpolation will be used to determine the payouts for performance attained between 50% and 100% and between 100% and 200% for each metric.

For our named executive officers, the Compensation Committee determined to award target grant values with a 3% increase over 2019 target grant values, consistent with the standard increase under our LTIP at all levels made in each of the last three years, and consistent with increases made to LTIP target grant values to other members of management who participate in the LTIP and market practice. However, the target value of Mr. Parker’s 2020 LTIP grant was reduced to account for his participation in the 2020 STIP. The target grant values for our named executive officers are set forth in the table below, and the number of shares subject to each RSU award was determined by dividing the target grant value by our closing stock price on the date of grant.

Named Executive Officer	2020 Target Grant Value ($)

Doug Parker	10,524,000

Robert Isom	5,464,000

Derek Kerr	2,898,000

Maya Leibman	2,898,000

Steve Johnson	2,898,000

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Please see the Grants of Plan-Based Awards table below for a description of the grants awarded to our named executive officers during 2020. For the performance-vesting component of the RSU grants, the values included in the Summary Compensation Table and the Grants of Plan-Based Awards Table reflect the accounting grant date fair value of the grants. These values do not reflect amounts actually realizable by our named executive officers, which will depend on our achievement of the applicable performance metrics over the performance period.

The Compensation Committee has adopted an equity grant policy to standardize the timing, practices and procedures in granting equity awards. The policy provides that equity awards, other than new hire, promotion or special purpose grants, will be granted once per year at the second regularly scheduled meeting of the Compensation Committee or at an Equity Incentive Committee meeting (with respect to awards to non-executive employees) or at a special meeting held for this purpose as close in time to the regularly scheduled meeting as possible.

2018 LTIP Awards

Our named executive officers’ 2018 LTIP grants were comprised of both time-vesting and performance-vesting RSUs. The performance-vesting RSUs were eligible to vest based on the Company’s achievement of a pre-tax income margin, excluding special charges, for the three years ending December 31, 2020 relative to the weighted average pre-tax income margin over the same period for a pre-defined group of airlines as increased or decreased by up to 25% based on the Company’s relative TSR ranking as compared to the same group of airlines. Based on our below-threshold achievement of pre-tax income margin relative to this peer group, none of the shares subject to the award vested, and the award was forfeited in its entirety in February 2021.

2021 LTIP Design

For 2021, due to the CARES Act, PSP2 and PSP3 compensation limits applicable to our named executive officers, the target values of each of their LTIP awards were reduced, with Mr. Parker’s LTIP target value reduced over 30% and Mr. Isom’s LTIP target value reduced over 20%, in each case, as compared with 2020 levels. In addition, in light of continued uncertainty in the business environment, the Compensation Committee determined to eliminate the performance-vesting RSU component of the LTIP for the named executive officers.

Change in Control and Severance Benefits

Change in control and severance benefits are a customary component of executive compensation, which are generally used to reinforce and encourage executives’ continued attention and dedication to their assigned duties without the distraction arising from the possibility of a change in control. None of our executive officers is a party to any individual employment or severance agreement providing change in control or severance benefits. Pursuant to the grant agreements under the Company’s 2013 Incentive Award Plan (the “2013 Plan”), our employees, including our named executive officers, are entitled to full acceleration of their RSUs in the event of (i) a termination due to death or disability or (ii) a change in control. Information on the estimated payments and benefits that our named executive officers would have been eligible to receive in the event of a termination or change in control as of December 31, 2020 pursuant to their equity awards, the STIP and other arrangements are set forth in “Potential Payments Upon Termination or Change in Control” beginning on page 68.

Other Benefits and Perquisites

We maintain broad-based employee benefit plans in which all employees, including the named executive officers, participate, such as group life and health insurance plans and a 401(k) plan. These benefits are provided as part of the basic conditions of employment that we offer to other U.S.-based team members.

Other Benefits

We continue to provide certain benefits to our named executive officers that are common in the airline industry. The incremental cost to us of providing these benefits is not material. Following standard airline industry practice, we provide certain flight privileges to our employees. Free flights on our airline are available to all employees, and “positive space” flight privileges are provided to our senior executives, including the named executive officers. We believe that providing such flight privileges is consistent with airline industry practice and that competitive flight privileges are needed for the recruitment and retention of the most senior employees. By providing positive space flight privileges to our executives, we are able to offer a unique and highly-valued benefit at a low cost. This benefit also encourages executives to travel on the airline frequently, and while doing so, meet and listen to employees, solicit feedback from employees and customers, audit aircraft and facility appearance and quality, and monitor operational performance throughout the domestic and

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international route system. In addition, as in prior years, we cover the income tax liabilities of our senior executives, including the named executive officers, related to those flight privileges, which is consistent with industry practice.

The positive space flight privileges provided to our officers, including the named executive officers, include unlimited reserved travel in any class of service for the officer and his or her immediate family, including eligible dependent children, for personal purposes. Officers and their immediate families, including eligible dependent children, also have access to our Admirals Club® travel lounges at various airports. Officers are also eligible for 12 free round-trip passes or 24 free one-way passes each year for reserved travel for non-eligible family members and friends, and we cover the income tax liability related to these flight privileges. Officers are required to pay any international fees and taxes, if applicable. In addition, each of our named executive officers is entitled to continued receipt of the foregoing flight benefits upon their termination of employment, other than coverage of income tax liability.

We also offer our named executive officers perquisites in the form of financial advisory services and executive physicals. We will reimburse up to $4,500 annually for their personal tax planning, estate planning and retirement planning services from a certified financial planner, certified public accountant, or attorney. We will pay the full cost of their annual physicals and additional diagnostic tests recommended by the provider.

Mr. Parker is a participant in the Charitable Contribution Program, under which US Airways paid annual premiums on a joint life insurance policy. Under the program established by America West Airlines in 1994, a $1 million death benefit will be donated to one or more qualifying charitable organizations chosen by Mr. Parker. For a more detailed description of the charitable contribution program, see the narrative above under the Director Compensation table.

For additional information on any individual benefits provided to the named executive officers on an individual basis, see the section entitled “Executive Compensation”—“Summary Compensation Table” beginning on page 62.

AMR Legacy Retirement Programs

As a former AMR executive, Ms. Leibman participates in certain retirement plans we assumed from AMR in connection with the merger, including the Retirement Benefit Plan of American Airlines, Inc. for Agent, Management, Specialist, Support Personnel and Officers (the “AMR Retirement Benefit Plan”) and the Supplemental Executive Retirement Program for Officers of American Airlines, Inc. (the “AMR Non-Qualified Plan”). Mr. Parker is also a participant in the AMR Retirement Benefit Plan as a result of his employment with AMR earlier in his career. All benefits under the AMR Retirement Benefit Plan were frozen for all employees as of October 31, 2012. Effective upon the freeze of benefit accruals under the AMR Retirement Benefit Plan, AMR began making matching contributions under the American Airlines, Inc. 401(k) Plan (the “AA 401(k) Plan”) to eligible employees, including Ms. Leibman, up to 5.5% of eligible earnings. Mr. Parker does not receive matching contributions under the AA 401(k) Plan. Like the AMR Retirement Benefit Plan, as of October 31, 2012, the defined benefits portion of the AMR Non-Qualified Plan was frozen.

For further details regarding AMR’s legacy retirement plans, see the sections entitled “Executive Compensation—Pension Benefits” beginning on page 66 and “Executive Compensation”—“Non-Qualified Deferred Compensation” beginning on page 67 and the accompanying narrative discussion and footnotes that follow those tables.

Continuing Focus on Leading Practices

Stock Ownership Guidelines

We have implemented stock ownership guidelines for our executive officers. Executives are required to hold a number of shares of stock equal to the lesser of either (i) a fixed number of shares or (ii) a number of shares with a total value equal to a designated multiple of their base salary, as provided in the table below. Ownership is determined based on the combined value of the following executive holdings: (a) shares owned outright or by immediate family members residing in the same household or in a trust for the benefit of the executive or an immediate family member; (b) common stock, stock units or other stock equivalents obtained through the exercise of SARs/stock options or vesting of equity awards; (c) unvested equity awards granted under any equity and deferral plans; and (d) other stock or stock equivalent awards determined by the CGPR Committee. Executives have five years from the later of the effective time of the merger with US Airways or the time of hire to comply with the ownership guidelines. Under the guidelines, until an executive has reached the minimum ownership guideline, such executive may not sell or otherwise dispose of shares of Common Stock acquired upon the exercise, vesting or settlement of any equity awards granted by us except to the extent such sales do not cumulatively exceed 50% of such shares. Each of our executive officers currently owns shares that substantially exceed the minimum ownership guidelines. The stock ownership guidelines are set forth below.

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Stock Ownership Guidelines

Position/Levels	Multiple of Base Salary		Fixed Shares

Chief Executive Officer	$4,305,000	(a)	116,667

President	3x		54,167

Executive Vice President	3x		47,917

(a)

With respect to Mr. Parker, the multiple of base salary was set at a dollar level equal to six times his base salary in effect immediately prior to May 1, 2015, because effective as of such time, Mr. Parker no longer received any base salary.

Clawback Policy

We have adopted a clawback policy that applies to all executive officers and covers all compensation under the cash incentive programs and all equity awards. The policy applies in the event our financial statements are restated as a result of material non-compliance with financial reporting rules and provides the Board with broad discretion as to what actions may be taken based on circumstances leading to the restatement, including recovery of incentive-based compensation received by an executive officer during the three-year period preceding the restatement in excess of what the executive officer would have been paid under the restatement. The Compensation Committee is monitoring regulatory developments with respect to compensation recoupment policies and will recommend to the Board any changes to the current policy that are necessary or appropriate in light of guidance issued by the SEC.

Section 280G/Section 4999 Policy

We do not provide any tax gross-ups to cover excise taxes under Section 4999 in connection with a change in control.

Tax Considerations

Section 162(m) of the Code disallows a tax deduction to public companies for compensation in excess of $1 million paid to “covered employees”, which generally includes all named executive officers. While the Compensation Committee may take the deductibility of compensation into account when making compensation decisions, the Compensation Committee will award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not deductible by us.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2020.

Respectfully submitted,

Compensation Committee

Denise O’Leary (Chair)

Jim Albaugh

Jeff Benjamin

Sue Kronick

Doug Steenland

This report of the Compensation Committee is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act or the Exchange Act.

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EXECUTIVE OFFICERS

The following table lists AAG’s executive officers as of April 29, 2021, including their ages and principal occupations.

Name	Age	Title

W. Douglas Parker	59	Chairman and Chief Executive Officer

Robert D. Isom, Jr.	57	President

Elise R. Eberwein	55	Executive Vice President—People and Global Engagement

Stephen L. Johnson	64	Executive Vice President—Corporate Affairs

Derek J. Kerr	56	Executive Vice President and Chief Financial Officer

Maya Leibman	55	Executive Vice President and Chief Information Officer

Below is certain information as of April 29, 2021, regarding our executive officers (other than Doug Parker). For similar information regarding Mr. Parker as of April 29, 2021, see the section entitled “Proposal 1—Election of Directors” beginning on page 6.

Robert Isom

Robert Isom is President for AAG and American, a position he has held since August 2016. He also serves on the board of directors of American, a position he has held since August 2016. From 2013 to 2016, Mr. Isom served as Executive Vice President and Chief Operating Officer for AAG and American, after holding those same positions at US Airways from 2007 to 2013. Prior to joining US Airways, Mr. Isom served as Chief Restructuring Officer for GMAC, LLC. Before that, he was Senior Vice President, Ground Operations and Airport Customer Service, for Northwest Airlines. Mr. Isom also served as Vice President, International, and Vice President, Finance, for Northwest Airlines. Between 1995 and 2000, he was with America West Airlines and held executive roles in revenue management, operations and finance. Mr. Isom started his career at The Procter & Gamble Company.

Elise Eberwein

Elise Eberwein is Executive Vice President—People and Global Engagement for AAG and American, positions she has held since December 2013. Previously, Ms. Eberwein served as Executive Vice President—People, Communications and Public Affairs for US Airways, a role she began in 2009. Ms. Eberwein has nearly 30 years of industry experience and joined America West Airlines in 2003 as Vice President, Corporate Communications, from Frontier Airlines. She began her career as a flight attendant for TWA and held a variety of positions at TWA in operations, marketing and communications.

Steve Johnson

Steve Johnson is Executive Vice President—Corporate Affairs for AAG and American, positions he has held since December 2013. He also serves on the board of directors of American, a position he has held since December 2013 and on the board of directors of WIZZ Air Holdings PLC, a European airline company that trades on the London Stock Exchange. Previously, Mr. Johnson served as Executive Vice President—Corporate and Government Affairs for US Airways, a role he began in 2009. From 2003 to 2009, Mr. Johnson was a partner at Indigo Partners LLC, a private equity firm specializing in acquisitions and strategic investments in the airline, air finance and aerospace industries. Between 1995 and 2003, Mr. Johnson held a variety of positions with America West prior to its merger with US Airways, including Executive Vice President—Corporate. Prior to joining America West Airlines, Mr. Johnson served as Senior Vice President and General Counsel at GPA Group plc. He was also an attorney at Seattle-based law firm Bogle & Gates, where he specialized in corporate and aircraft finance and taxation.

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Derek Kerr

Derek J. Kerr is Executive Vice President and Chief Financial Officer for AAG and American, positions he has held since December 2013. Previously, Mr. Kerr served as Executive Vice President and Chief Financial Officer for US Airways, a role that he began in 2009. Prior to that, he was Senior Vice President and Chief Financial Officer of America West, a role he began in 2002. He joined America West in 1996 as senior director, planning, and was promoted to Vice President, Financial Planning and Analysis, in 1998. In 2002, Mr. Kerr was promoted to Senior Vice President, Finance, adding responsibility for purchasing and fuel administration. Prior to joining America West, Mr. Kerr served in various financial planning and analysis positions with Northwest Airlines. Previously, Mr. Kerr was a flight test coordinator/control engineer with Northrop Corporation’s B-2 Division.

Maya Leibman

Maya Leibman is Executive Vice President and Chief Information Officer for AAG and American, positions she has held since November 2015. Previously, she served as Senior Vice President and Chief Information Officer from January 2012 to November 2015. Prior to her role as Chief Information Officer, Ms. Leibman was President of the AAdvantage loyalty program from 2010 to 2012. From 2001 to 2010, Ms. Leibman held several positions in the Information Technology department, culminating in the position of Vice President, Business Operations Systems from 2006 to 2010. Ms. Leibman joined American in 1994 in the Revenue Management department.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides compensation earned by our named executive officers in the years ended December 31, 2020, 2019 and 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)
Doug Parker(a)	2020	-	-	10,624,000	-	6,361	33,505	10,663,866
Chairman and Chief	2019	-	-	11,508,000	-	8,913	63,714	11,580,627
Executive Officer	2018	-	-	11,939,000	-	-	60,517	11,999,517

Robert Isom	2020	687,139	-	5,516,000	-	-	49,013	6,252,152
President	2019	747,459	-	5,386,000	881,748	-	74,100	7,089,307
	2018	722,329	-	5,260,000	649,686	-	54,511	6,686,526
Derek Kerr	2020	603,446	-	2,925,000	-	-	28,709	3,557,155
Executive Vice	2019	648,214	-	2,857,000	546,194	-	30,944	4,082,352
President and Chief	2018	626,421	-	2,790,000	402,445	-	31,287	3,850,153
Financial Officer

Maya Leibman	2020	603,446	-	2,925,000	-	53,767	27,065	3,609,278
Executive Vice	2019	648,214	-	2,857,000	546,194	70,742	54,319	4,176,469
President and Chief	2018	626,421	-	2,790,000	402,445	-	42,402	3,861,268
Information Officer
Steve Johnson	2020	603,446	-	2,925,000	-	-	36,847	3,565,293
Executive Vice	2019	648,214	-	2,857,000	546,194	-	75,821	4,127,229
President Corporate	2018	626,421	-	2,790,000	402,445	-	78,878	3,897,744
Affairs

(a)

For each of the years set forth in the table above, the Company did not pay Mr. Parker a cash base salary, and for 2018 and 2019, he was not a participant in the STIP. For 2020, Mr. Parker was eligible to participate in the STIP, which, if achieved, was intended to pay out in shares of our common stock rather than cash, as determined by the Compensation Committee at the time of payout; however, the 2020 STIP was terminated in June 2020.

(b)

Amounts in this column represent the aggregate grant date fair value, as calculated in accordance with ASC Topic 718, of RSUs granted by the Company during each of the fiscal years ending December 31, 2020, 2019 and 2018, respectively, to the named executive officers. The grant date fair value, as calculated in accordance with ASC Topic 718, of time-based RSUs is equal to the number of shares underlying the RSUs, multiplied by the closing price of our Common Stock on the date of grant. With respect to the performance-based RSUs, as described in the “Compensation Discussion and Analysis”—“Long-Term Incentive Programs” on page 54, the grant date fair value is determined based on the closing price of our Common Stock on the date of grant multiplied by a factor reflecting achievement of the probable outcome of the free cash flow and relative pre-tax income margin improvement performance conditions, as applicable, and using a Monte Carlo valuation method with respect to the relative TSR market condition. The Monte Carlo valuation method simulates a range of possible future stock prices for the Company and each of the peer group companies using certain inputs. Such inputs for the performance-based RSUs granted in each of 2020, 2019 and 2018 consisted of the following:

Year of Grant	Expected Term(1)	Stock Price Volatility(2)							Risk-Free Interest Rate(3)
		American Airlines	Alaska Air Group	Delta Airlines	JetBlue Airways	Southwest Airlines	Spirit Airlines	United Airlines

2020	3 years	36.05%	28.75%	25.05%	26.92%	24.43%	40.86%	28.99%	0.85%

2019	3 years	35.88%	29.51%	27.71%	29.44%	27.38%	36.79%	32.97%	2.47%

2018	3 years	34.24%	29.78%	28.88%	32.88%	28.89%	39.18%	35.40%	2.38%

(1)	Based on the actual term of the awards.

(2)	Based on each company’s historical stock price volatility over the three years prior to the date of grant to conform to the term of the awards.

(3)	Derived from a three-year zero-coupon rate from the Treasury Constant Maturities yield curve as of the grant date.

Based on the foregoing methodology, the valuation of the awards granted during 2020, 2019, and 2018 were 105.68%, 103.08% and 104.27%, respectively, of the closing price of the Company’s common stock on the date of grant.

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The aggregate maximum fair value of the 2020 performance-based RSUs assuming the highest level of achievement of the performance conditions is as follows: Mr. Parker: $10,723,000, Mr. Isom: $5,567,000, Mr. Kerr: $2,953,000, Ms. Leibman: $2,953,000 and Mr. Johnson: $2,953,000.

(c)

The 2020 STIP was terminated in June 2020 in light of the unprecedented business environment resulting from the COVID-19 pandemic. For additional information on the 2020 STIP, see the section entitled “Compensation Discussion and Analysis”—“Annual Cash Incentive Program” beginning on page 53.

(d)

Amounts shown represent the change in the actuarial present value of the accumulated benefit under the AMR Retirement Benefit Plan (for Ms. Leibman and Mr. Parker) and the AMR Non-Qualified Plan (for Ms. Leibman) during the applicable year. Both of these plans were frozen as of October 2012. The amounts for Mr. Parker were inadvertently omitted in the Summary Compensation Table in prior years. For additional information on these plans, see the sections entitled “Compensation Discussion and Analysis”—“Other Benefits and Perquisites”—“AMR Legacy Retirement Programs” beginning on page 57 and “Executive Compensation”—“Pension Benefits” on page 66.

(e)

The following table provides the amounts of other compensation, including perquisites, paid to, or on behalf of, named executive officers during 2020 included in the “All Other Compensation” column. Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company, except that flight benefits are valued based on the imputed taxable income to the executive, which valuation is greater than the incremental cost to the Company.

	Doug Parker ($)	Robert Isom ($)	Derek Kerr ($)	Maya Leibman ($)	Steve Johnson ($)

Flight Privileges(1)	15,477	16,479	8,534	3,937	9,527

Life Insurance Premiums(2)	6,240	-	-	-	-

Medical Examinations	180	-	-	-	-

Financial Advisory Services	-	4,500	4,500	4,500	4,500

Gross-Up Payments(3)	11,608	12,359	-	2,953	7,145

401(k) Company Contributions	-	15,675	15,675	15,675	15,675

(1)

Amounts represent flight privileges provided for unlimited, top-priority reserved travel in any class of service, for the named executive officer and his or her immediate family, and up to 12 round-trip or 24 one-way passes for non-eligible family members and friends. Amounts for Messrs. Parker, Isom and Johnson and Ms. Leibman represent the actual value of travel utilized by those named executive officers and their respective eligible dependents during 2020. Amount for Mr. Kerr represents the 2020 annuitized value of his lifetime flight benefits. Mr. Kerr previously vested into lifetime travel privileges in connection with the merger of US Airways and America West. The 2020 annuitized value of Mr. Kerr’s lifetime flight benefits was calculated using a discount rate of 2.4% and Pri-2012 Employee Table, with white collar adjustments, increased by 3.0% at all ages, and then projected generationally from 2012 with Scale MP-2020, and assumes the annual level of usage is the same as Mr. Kerr’s actual usage in 2006, when he vested into lifetime travel privileges, and a 1% annual increase in the cost of travel.

(2)	Amount represents the portion of premiums paid by the Company attributable to Mr. Parker for a life insurance policy under the America West Directors’ Charitable Contribution Program.

(3)	Amount represents tax gross-up payments with respect to flight privileges.

2020 CEO Compensation

As described above in the Compensation Discussion and Analysis, since 2015, Mr. Parker has been compensated only in the form of equity and receives no base salary. For 2020, Mr. Parker was a participant in the STIP, but received no payout due to our termination of the program in response to the COVID-19 pandemic. As a result, Mr. Parker’s only compensation for 2020 was provided in the form of an annual LTIP grant in February 2020, which was made prior to the full emergence of the COVID-19 pandemic and prior to our entry into agreements with the federal government under the CARES Act and other legislation that impose limits on our executive compensation. For 2021, due to these limits, the target value of Mr. Parker’s LTIP award was reduced over 30% as compared to the target value of his 2020 award and over 35% as compared to the target value of his 2019 award. In addition, for 2021, we have suspended the participation of all of our named executive officers, including Mr. Parker, in the STIP while they are subject to these limits.

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Grants of Plan-Based Awards in 2020

The following table provides information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2020.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards(b)			All Other Stock Awards: Number of Shares of Stock or Units (#)(c)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(d)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Doug Parker		928,500	1,857,000	3,714,000
	2/18/2020				30,632	183,793	367,586				5,362,000
	2/18/2020							183,793			5,262,000
Robert Isom		659,596	1,319,192	2,638,384
	2/18/2020				15,904	95,424	190,848				2,784,000
	2/18/2020							95,424			2,732,000
Derek Kerr		408,583	817,166	1,634,332
	2/18/2020				8,435	50,611	101,222				1,476,000
	2/18/2020							50,611			1,449,000
Maya Leibman		408,583	817,166	1,634,332
	2/18/2020				8,435	50,611	101,222				1,476,000
	2/18/2020							50,611			1,449,000
Steve Johnson		408,583	817,166	1,634,332
	2/18/2020				8,435	50,611	101,222				1,476,000
	2/18/2020							50,611			1,449,000

(a)	Reflects potential payouts under the 2020 STIP. No payouts were made under the 2020 STIP as the program was terminated in June 2020 in light of the COVID-19 pandemic.

(b)

Represents the performance-vesting portion of each named executive officer’s 2020 RSU awards that vest on February 18, 2023, subject to the executive’s continued employment, based on the Company’s achievement of (i) compound annual TSR relative to the capitalization-weighted compound annual TSR for a pre-defined group of airlines over a three year period ending December 31, 2022, (ii) free cash flow over a three-year period ending December 31, 2022 and (iii) pre-tax income margin improvement relative to the pre-tax income margin improvement for a pre-defined group of airlines based on 2022 pre-tax income margin over a 2019 baseline. The number of shares that will be issued with respect to the performance-vesting RSUs varies between 16.67% and 200% depending on the Company’s performance, and no shares will be issued if threshold performance is not achieved with respect to at least one metric.

(c)

Represents the time-vesting portion of each named executive officer’s 2020 RSU award that vests, subject to the executive’s continued employment, with respect to two-thirds of the shares on February 18, 2021 and with respect to one-third of the shares on February 18, 2022.

(d)

For the time-based vesting portion of each named executive officer’s 2020 RSU award, the grant date fair value is equal to the number of shares underlying the RSUs, multiplied by the closing price of our Common Stock on the date of grant. For the performance-vesting portion of each named executive officer’s 2020 RSU award, the grant date fair value is determined based on the closing price of our Common Stock on the date of grant multiplied by a factor reflecting achievement of the probable outcome of the free cash flow and relative pre-tax income margin improvement performance conditions, as applicable, and using a Monte Carlo valuation method with respect to the relative TSR market condition. For a description of the inputs to the Monte Carlo simulation, see footnote (b) to the Summary Compensation Table above.

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Outstanding Equity Awards at 2020 Fiscal Year-End

The following table provides information regarding all outstanding equity awards held by each of our named executive officers as of December 31, 2020.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(f)	Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(f)
Doug Parker	183,793	(a)	2,898,416	30,632	(c)	483,067
	48,935	(b)	771,705	86,169	(d)	1,358,885
	-		-	60,922	(e)	960,740

Robert Isom	95,424	(a)	1,504,836	15,904	(c)	250,806
	24,925	(b)	393,067	37,387	(d)	589,593
	-		-	24,894	(e)	392,578

Derek Kerr	50,611	(a)	798,135	8,435	(c)	133,020
	13,221	(b)	208,495	19,830	(d)	312,719
	-		-	13,204	(e)	208,227

Maya Leibman	50,611	(a)	798,135	8,435	(c)	133,020
	13,221	(b)	208,495	19,830	(d)	312,719
	-		-	13,204	(e)	208,227

Steve Johnson	50,611	(a)	798,135	8,435	(c)	133,020
	13,221	(b)	208,495	19,830	(d)	312,719
	-		-	13,204	(e)	208,227

(a)	Two-thirds of the RSUs vested on February 18, 2021 and, subject to continued employment, one-third will vest on February 18, 2022.

(b)	100% of the RSUs vested on February 19, 2021.

(c)

Represents RSUs that will vest, subject to continued employment, on February 18, 2023, based on the Company’s achievement of (i) compound annual TSR relative to the capitalization-weighted compound annual TSR for a pre-defined group of airlines over a three year period ending December 31, 2022, (ii) free cash flow over a three year period ending December 31, 2022 and (iii) pre-tax income margin improvement relative to the pre-tax income margin improvement for a pre-defined group of airlines based on 2022 pre-tax income margin over a 2019 baseline. The number of shares that will be issued with respect to the performance-vesting RSUs varies between 16.67% and 200% depending on the Company’s performance, and no shares will be issued if threshold performance is not achieved with respect to at least one metric. Because such RSUs were tracking below threshold performance as of December 31, 2020, in accordance with SEC rules, the threshold number of RSUs is shown.

(d)

Represents RSUs that will vest, subject to continued employment, on February 19, 2022 based on the Company’s achievement of (i) a pre-tax income margin for the three years ending December 31, 2021 relative to the pre-tax income margin over the same period for a pre-defined group of airlines and (ii) compound annual TSR for the three years ending on February 18, 2022 relative to the compound annual TSR over the same period for a pre-defined group of airlines. The number of shares that will be issued with respect to the performance-vesting RSUs varies between 50% and 200% depending on the Company’s relative performance, and no shares will be issued if threshold performance is not achieved. Because such RSUs were tracking below threshold performance as of December 31, 2020, in accordance with SEC rules, the threshold number of RSUs is shown.

(e)

Represents RSUs that were eligible to vest on February 20, 2021 based on the Company’s achievement of (i) a pre-tax income margin for the three years ending December 31, 2020 relative to the pre-tax income margin over the same period for a pre-defined group of airlines and (ii) compound annual TSR for the three years ending on February 19, 2021 relative to the compound annual TSR over the same period for a pre-defined group of airlines. Based on our achievement of -5,374% pre-tax income margin and TSR rank of seventh relative to the peer group, these RSUs were forfeited in February 2021. Because such RSUs were tracking below threshold as of December 31, 2020, in accordance with SEC rules, the threshold number of RSUs is shown.

(f)	The market value of RSUs was calculated by multiplying $15.77, the closing price of a share of our Common Stock on December 31, 2020, by the number of unvested RSUs outstanding under the award.

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Options Exercised and Stock Vested

The following table provides information regarding the vesting of RSUs held by the named executive officers during the year ended December 31, 2020. Our named executive officers did not hold any options or SARs during 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(a)

Doug Parker	206,372	4,521,014

Robert Isom	96,643	2,196,716

Derek Kerr	51,259	1,165,126

Maya Leibman	51,259	1,165,126

Steve Johnson	51,259	1,165,126

(a)	Represents the closing market price of a share of our Common Stock on the date of vesting, multiplied by the number of shares that vested.

Pension Benefits

The following table summarizes the present value of the accumulated pension benefits of each of our named executive officers who participated in the AMR Retirement Benefit Plan and/or the AMR Non-Qualified Plan as of December 31, 2020. On October 31, 2012, in connection with the voluntary cases commenced by AMR under chapter 11 of title 11 of the Code (the “Chapter 11 Cases”), credited service and benefit accruals under both the AMR Retirement Benefit Plan and the defined benefit portion of the AMR Non-Qualified Plan were frozen for all participants.

	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Doug Parker	AMR Retirement Benefit Plan	3.730	58,014	-

Maya Leibman	AMR Retirement Benefit Plan	5.261	356,495	-

	AMR Non-Qualified Plan	5.261	67,569	-

Discussion Regarding the Pension Benefits Table

AMR Retirement Benefit Plan

The AMR Retirement Benefit Plan is a defined benefit plan that complies with the Employee Retirement Income Security Act of 1974, as amended, and qualifies for an exemption from federal income tax under the Code. On January 1, 2002, all participants were given the choice to either continue accruing credited service in the AMR Retirement Benefit Plan or to freeze their AMR Retirement Benefit Plan credited service and begin to earn additional benefits in the Company’s defined contribution plan. Ms. Leibman elected the second option, so her credited service was frozen at January 1, 2002. Mr. Parker was not eligible to make an election as he was not an employee on January 1, 2002. Upon his rehire, he was enrolled in the enhanced defined contribution plan, which he no longer participates in per his request. His defined benefit plan credited service and benefit amount remained frozen. On October 31, 2012, credited service and benefit accruals were frozen for all plan participants in connection with the Chapter 11 Cases. Effective upon the freeze of benefit accruals, affected employees received a replacement benefit under the AA 401(k) Plan in the form of matching employee contributions up to 5.5% of eligible earnings.

The AMR Retirement Benefit Plan was only available to employees hired prior to January 1, 2002 who had also completed 1,000 hours of service in one year prior to that date. To vest in the plan’s benefits, a participant must also (i) complete at least five years of service, (ii) reach age 65 or (iii) be permanently and totally disabled. Normal retirement age under the plan is 65. However, participants with at least ten years of retirement eligible service may retire at age 60 and receive unreduced benefits. Participants with at least 15 years of retirement eligible service may retire at age 55, but their benefits are reduced 3% for each year that the participant’s age is below age 60. Participants who terminate before age 60 with more than ten but less than 15 years of retirement eligible service may receive reduced retirement benefits starting at age 60. These benefits are reduced 3% for each year that the participant’s age is below age 65. AMR Retirement Benefit Plan benefits are paid as a monthly annuity and the participant may elect the form of annuity payments. Payment options include single life, joint and survivor, guaranteed period or level income. For the level income payment option, the monthly payments are adjusted to coordinate with the receipt of Social Security benefits.

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The benefit payable to all participants under the AMR Retirement Benefit Plan and the AMR Non-Qualified Plan was determined using one of four formulas, and the formula that provides the participant the greatest benefit is used. For purposes of the table above, we therefore have assumed that Mr. Parker will receive benefits under the AMR Retirement Benefit Plan pursuant to the “Career Average Formula,” where a participant’s benefit at normal retirement is based on an accumulation of monthly credits and where each month’s credit is 1.25% of average monthly compensation up to $550 plus 2% of average monthly compensation over $550. We have also assumed that Ms. Leibman will receive benefits under the AMR Retirement Benefit Plan and the AMR Non-Qualified Plan pursuant to the “Social Security Offset Formula”, where a participant’s annual benefit at normal retirement will equal the difference between (i) the product of (a) 2% of the participant’s final average compensation times (b) the participant’s years of credited service, and (ii) the product of (a) 1.5% of the participant’s estimated annual Social Security benefit times (b) the participant’s years of credited service, up to a maximum of 33.3 years of service.

AMR Non-Qualified Plan

The AMR Non-Qualified Plan supplemented the AMR Retirement Benefit Plan and the AA 401(k) Plan for participants whose compensation exceeded the maximum recognizable compensation limit allowed under the Code.

The AMR Non-Qualified Plan had two components: (i) a defined benefit component for participants in the AMR Retirement Benefit Plan before it was frozen, and (ii) a defined contribution component for officers who participate in the AA 401(k) Plan. The defined contribution component is discussed below under the “Non-Qualified Deferred Compensation Table” and the accompanying narrative.

As described above, in 2002, Ms. Leibman elected to freeze her AMR Retirement Benefit Plan credited service. As a result of this election, her credited service in the AMR Non-Qualified Plan was also frozen at January 1, 2002. All benefit accruals under the defined benefit portion of the AMR Non-Qualified Plan were frozen for all participants as of October 31, 2012 in connection with the Chapter 11 Cases.

Present Value Calculations

The values of accrued benefits under the AMR Retirement Benefit Plan are determined using the Pri-2012 Nondisabled Annuitant table with white collar adjustments and increased 3% at all ages, and projected generationally using the MP-2020 projection scale. The lump sum amounts payable under the AMR Non-Qualified Plan are calculated using the November 2020 417(e) segment rates and the 2021 417(e) unisex mortality table prescribed by the IRS. Retirement benefits for both plans are then discounted to December 31, 2020 using an interest-only discount rate of 2.7% for the AMR Retirement Benefit Plan and 2.5% for the AMR Non-Qualified Plan. The present value is the amount today that, with fixed interest earned over time, is expected to equal the total amount of benefits paid to the employee. The present values for active employees generally assume retirement at age 60, which is the age when unreduced benefits may be available. The present value for terminated employees generally assumes retirement at the earliest age the officer is eligible to retire.

Non-Qualified Deferred Compensation

The following table provides information with respect to the non-qualified deferred compensation earned by Ms. Leibman under the AMR Non-Qualified Plan for 2020. The defined contribution component of the AMR Non-Qualified Plan was frozen to new participants as of December 31, 2014 and frozen to Company matching contributions as of December 31, 2015.

	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(a)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at December 31, 2020 ($)(b)

Maya Leibman	-	-	35,950	-	253,670

(a)

Represents earnings under the AMR Non-Qualified Plan as a result of the performance of the underlying investments. These amounts do not represent above-market earnings, and thus are not reported in the Summary Compensation Table above.

(b)	None of this amount was previously reported as compensation for Ms. Leibman in the Summary Compensation in prior years.

Discussion Regarding Non-Qualified Deferred Compensation Table

The defined contribution component of the AMR Non-Qualified Plan supplemented the AA 401(k) Plan for Ms. Leibman because her compensation exceeded the maximum recognizable compensation limit allowed under the Code.

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Contributions vested after three years of service, and participants are entitled to a distribution of their accounts upon a separation from the company. Investment options for the AMR Non-Qualified Plan mirror the AA 401(k) Plan investment options available to all participating employees. The defined contribution component of the AMR Non-Qualified Plan was frozen to new participants as of December 31, 2014 and frozen to Company matching contributions as of December 31, 2015.

Potential Payments Upon Termination or Change in Control

This section describes payments that would be made to our named executive officers upon a change in control or following a qualifying termination of employment.

Mr. Parker

In April 2016, at Mr. Parker’s request, the Compensation Committee approved the termination of the Amended and Restated Employment Agreement with Mr. Parker dated November 28, 2007 and the Company’s obligations thereunder, including certain benefits in the event of a change in control or termination. Therefore, Mr. Parker is entitled only to termination and/or change in control benefits payable to him under general plans in which he participates, as well as certain accelerated vesting of RSUs, as described below.

In May 2015, at his request, the Compensation Committee approved providing 100% of Mr. Parker’s direct compensation in the form of equity incentives. Mr. Parker ceased receiving any base salary and ceased his participation in the Company’s STIP in place in 2015, the value of which was captured in Mr. Parker’s 2015 target equity incentive compensation. In connection with this adjustment, the Compensation Committee provided that in the event of Mr. Parker’s termination of employment other than for misconduct, a portion of his equity incentives will vest to account for the value of Mr. Parker’s base salary and cash incentive award that otherwise would have been earned by him through the termination date.

Messrs. Isom, Kerr and Johnson

Upon the closing of the merger with US Airways, we assumed the executive change in control and severance benefits agreements entered into between US Airways and Messrs. Isom, Kerr and Johnson (the “Executive CIC Agreements”). In April 2017, at their request, all of our executive officers who were party to Executive CIC Agreements, including each of Messrs. Isom, Kerr and Johnson, voluntarily terminated their agreements. As a result of the voluntary forfeiture of these agreements, our executive officers, including Messrs. Isom, Kerr and Johnson, are no longer contractually entitled to any cash severance or continued healthcare benefits upon any termination and are entitled only to termination and/or change in control benefits under general plans in which they participate, as described below.

2013 Plan

Pursuant to the terms of grant agreements under the 2013 Plan, all RSUs held by the named executive officers are fully accelerated in the event of either of the following: (i) termination by reason of death or “disability” or (ii) a “change in control” (each, as defined in the applicable plan and award agreements). In addition, the vesting of the RSUs may be accelerated by the Compensation Committee in its discretion upon retirement. In the event of any acceleration of performance-vesting RSUs, such RSUs will vest at the target level of achievement.

Short-Term Incentive Plan

Under the STIP, if an employee separates from service with us and our affiliates while actively employed due to death or disability prior to the payment of the award, but is otherwise eligible for the award, the employee will be treated as having been actively employed on the date of payment of the award.

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Estimated Potential Payments

The estimated amounts of the respective benefits for each of our named executive officers, assuming the triggering event occurred on December 31, 2020, are provided in the table below. The table below reflects the termination and/or change in control benefits payable to each named executive officer under general plans in which he or she participates, as well as certain accelerated vesting of RSUs, as described below.

Executive Benefits and Payments Upon Termination	Change in Control ($)	Death ($)	Disability ($)	Any Other Termination ($)

Doug Parker
Annual Incentive Award(a)	-	-	-	-
Acceleration of Unvested RSUs(b)	11,207,771	11,207,771	11,207,771	3,632,000	(d)
Flight Privileges(c)	-	919,761	1,039,506	1,039,506

Total	11,207,771	12,127,532	12,247,277	4,671,506

Robert Isom
Annual Incentive Award(a)	-	-	-	-
Acceleration of Unvested RSUs(b)	5,367,067	5,367,067	5,367,067	-
Flight Privileges(c)	-	356,253	479,131	479,131

Total	5,367,067	5,723,320	5,846,198	479,131

Derek Kerr
Annual Incentive Award(a)	-	-	-	-
Acceleration of Unvested RSUs(b)	2,846,643	2,846,643	2,846,643	-
Flight Privileges(c)	-	141,481	182,036	182,036

Total	2,846,643	2,988,124	3,028,679	182,036

Maya Leibman
Annual Incentive Award(a)	-	-	-	-
Acceleration of Unvested RSUs(b)	2,846,643	2,846,643	2,846,643	-
Flight Privileges(c)	-	337,713	452,386	452,386

Total	2,846,643	3,184,356	3,299,029	452,386

Steve Johnson
Annual Incentive Award(a)	-	-	-	-
Acceleration of Unvested RSUs(b)	2,846,643	2,846,643	2,846,643	-
Flight Privileges(c)	-	351,702	476,141	476,141

Total	2,846,643	3,198,345	3,322,784	476,141

(a)	No amounts were earned under the 2020 STIP as the program was terminated in June 2020.

(b)

Aggregate value of unvested RSUs is calculated at a price of $15.77, the closing price of a share of our Common Stock on December 31, 2020, multiplied by the number of unvested RSUs outstanding under each award.

(c)

Based on the terms of the non-revenue travel policy for executive officers currently in effect. Reflects the present value of future travel calculated using a discount rate of 2.4% and Pri-2012 Employee Table, with white collar adjustments, increased by 3.0% at all ages, and then projected generationally from 2012 with Scale MP-2020, and assumes the annual level of usage is the same as the executive’s actual usage for 2020 (excluding travel between Phoenix and Dallas/Fort Worth and between Orange County and Dallas/Fort Worth for Mr. Johnson) with a valuation based on imputed income and a 1% annual increase in the cost of travel.

(d)

Represents the vesting of the portion of Mr. Parker’s RSU awards that accounts for the value of Mr. Parker’s base salary and cash incentive award that otherwise would have been earned by him through the termination date.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Parker, our CEO. The Company’s employment footprint is quite diverse—with some positions requiring initial education and licensing requirements as well as ongoing certification work. Compensation for positions with more rigorous requirements for continued employment and that draw from smaller applicant pools generally utilize higher pay bands than those positions with fewer educational and training requirements and larger applicant pools. For 2020, the median annual total compensation of all team members across American (other than our CEO) was $73,703, while the annual total compensation of our CEO was $10,663,866, as included in the “Summary

2021 Proxy Statement |	69

Compensation Table” above. Based on this information, the ratio of the annual total compensation of our CEO to the median annual total compensation of all employees was estimated to be 145 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

Determining the Median Employee

The Company chose October 31, 2020 as the date for establishing the employee population used in identifying the median employee and 2020 as the measurement period. While in previous years we have chosen December 31 of the prior fiscal year as the date for establishing the employee population used in identifying the median employee, we believe that our employee population as of October 31, 2020 was more representative than our employee population as of December 31, 2020 because as of December 31, 2020, a number of our furloughed employees were in the process of being recalled pursuant to the requirements for payroll support received under PSP2. We captured all full time, part-time and temporary employees located in the U.S. as of October 31, 2020 with nonzero W-2 earnings, including team members employed at our three wholly owned subsidiaries, consisting of 106,573 individuals. As permitted by SEC rules, under the 5% “de minimis” exemption, we excluded 5,531 non-U.S. employees. The jurisdictions in which we excluded employees and their employee populations were as follows: Antigua and Barbuda (25); Argentina (455); Australia (8); Bahamas (118); Barbados (54); Belize (22); Bermuda (26); Bolivia (5); Brazil (515); Canada (224); Cayman Islands (2); Chile (214); China (57); Colombia (96); Costa Rica (55); Cuba (1); Czech Republic (2); Dominican Republic (260); Ecuador (12); El Salvador (23); France (188); Germany (101); Greece (1); Grenada (32); Guatemala (44); Haiti (37); Honduras (37); Hong Kong (17); Ireland (37); Israel (1); Italy (32); Jamaica (70); Japan (85); Mexico (1,018); Netherlands (12); Netherlands Antilles (42); New Zealand (1); Nicaragua (26); Peru (412); Portugal (7); South Korea (9); Scotland (4); Spain (145); St. Kitts and Nevis (26); Switzerland (10); Trinidad and Tobago (145); Turks and Caicos (1); United Kingdom (796); and Uruguay (21).

We identified the median team member using earnings as set forth in Box 5 of W-2 for 2020. We annualized earnings for permanent employees who worked less than the entire year. Because the median employee using the foregoing methodology was an employee with a pension, which we determined was not representative of the compensation paid to our broader population, we selected as our median employee the employee with the next closest earnings (which was within $1 of the original median employee’s earnings), who did not have a pension. The median employee was a flight attendant. The annual total compensation of the median employee and the annual total compensation of the CEO were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

Pay Ratio Comparisons

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

As one of the world’s largest airlines, some of our unique characteristics may make comparisons to the pay ratios at other airlines or companies difficult. We employ over 100,000 team members; our route network is vast and unique; and we insource more of our flying and services than our U.S. peers. For example, American operates three wholly-owned regional airlines, and approximately 24% of our total workforce is employed by those airlines. Additionally, our pay ratio includes approximately 16,500 part-time and temporary team members. We offer competitive compensation to our team members. In 2020, salaries, wages and benefits were our largest expense and represented approximately 45% of our total operating expenses. Approximately 84% of our employees as of December 31, 2020 were represented by various labor unions responsible for negotiating the collective bargaining agreements covering them.

70	2021 Proxy Statement |

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our Common Stock that may be issued under our only existing equity compensation plan as of December 31, 2020, the 2013 Plan.

Plan Category	(i) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(ii) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(iii) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (i))

Equity Compensation Plans Approved by Security Holders(a)	7,881,717	-	24,985,167

Equity Compensation Plans Not Approved by Security Holders	-	-	-

Total	7,881,717		24,985,167

(a)

The 2013 Plan was approved by the Bankruptcy Court in connection with AMR’s bankruptcy plan and further approved by the Board on December 9, 2013. Under Delaware law, as part of the reorganization, the 2013 Plan was deemed to be approved by our stockholders. The 2013 Plan authorizes the grant of awards for the issuance of 40,000,000 shares plus any shares underlying awards granted under the 2013 Plan, or any US Airways Group, Inc. plan, that are forfeited, terminate or are cash settled (in whole or in part) without a payment being made in the form of shares. In addition, any shares that were available for issuance under the U.S. Airways Group Inc. 2011 Incentive Award Plan (the “2011 Plan”) as of the effective date of the 2013 Plan may be used for awards under the 2013 Plan; provided, that awards using such available shares under the 2011 Plan shall not be made after the date awards or grants could have been made under the 2011 Plan and shall only be made to individuals who were not providing services to AAG prior to the merger with US Airways. Consists of 7,881,717 RSUs.

2021 Proxy Statement |	71

OTHER MATTERS

Stockholder Proposals

Rule 14a-8 of the Exchange Act provides that certain stockholder proposals must be included in the proxy statement for an annual meeting of stockholders. For a stockholder proposal to be considered for inclusion in the proxy statement for our 2022 annual meeting of stockholders, our Corporate Secretary must receive the proposal Caroline B. Ray, Corporate Secretary, American Airlines Group Inc., MD8B503, 1 Skyview Drive, Fort Worth, Texas 76155 no later than December 30, 2021. The proposal must comply with the SEC regulations under Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in our proxy materials.

Pursuant to the Bylaws, in order for a stockholder to present a proposal at an annual meeting of stockholders, other than proposals to be included in the proxy statement as described above, the stockholder must deliver proper notice to our Corporate Secretary at our principal executive offices not more than 120 days and not less than 90 days prior to the anniversary date of the immediately preceding annual meeting or, if the date of the annual meeting is more than 30 days before or after such anniversary date, not later than the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made. For the 2022 annual meeting of stockholders, notice must be delivered no sooner than February 11, 2022 and no later than March 11, 2022. Stockholders are advised to review the Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals. Additional information with regard to director recommendations or nominations for director candidates can be found beginning on page 15 and we encourage stockholders to review the procedures and deadlines relating thereto before taking action.

In addition, our Bylaws permit certain of our stockholders who have beneficially owned 3% or more of our outstanding common stock continuously for at least three years to submit nominations to be included in the Company’s proxy materials for up to 20% of the total number of directors then serving. Notice of proxy access director nominations for the 2022 annual meeting of stockholders must be delivered to our Corporate Secretary at our principal executive offices no earlier than November 30, 2021 and no later than the close of business on December 30, 2021. The notice must set forth the information required by our Bylaws with respect to each proxy access director nomination that eligible stockholder or stockholders intend to present at the 2022 annual meeting of stockholders and must otherwise be in compliance with our Bylaws.

Annual Report and Available Information

Our Annual Report on Form 10-K for the year ended December 31, 2020 accompanies this Proxy Statement but does not constitute a part of the proxy soliciting materials. A copy of our Annual Report on Form 10-K for the year ended December 31, 2020, including financial statements and financial statement schedules but without exhibits, is available to any person whose vote is solicited by this proxy upon written request to Caroline B. Ray, Corporate Secretary, American Airlines Group Inc., 1 Skyview Drive, Fort Worth, Texas 76155. Copies also may be obtained without charge through the SEC’s website at www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

Certain of the statements contained in this Proxy Statement should be considered forward-looking statements within the meaning of the Securities Act, the Exchange Act, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, intentions, estimates and strategies for the future, and other statements that are not historical facts. These forward-looking statements are based on the Company’s current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (especially in Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other risks and uncertainties listed from time to time in the Company’s other filings with the SEC. There may be other factors of which the Company is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. In particular, the consequences of the COVID-19 outbreak to economic conditions and the travel industry

72	2021 Proxy Statement |

in general and the financial position and operating results of our company in particular have been material, are changing rapidly, and cannot be predicted. The Company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statement.

2021 Proxy Statement |	73

AMERICAN AIRLINES GROUP INC. 1 SKYVIEW DR. FORT WORTH, TX 76155

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 8, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/aal2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 8, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D43736-P51102-Z79292                    KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN AIRLINES GROUP INC.
The Board of Directors recommends you vote FOR the following proposals, all of which are proposed by American Airlines Group Inc.:
1.	A proposal to elect 12 directors to serve until the 2022 Annual Meeting of Stockholders of American Airlines Group Inc. and until their respective successors have been duly elected and qualified.
	Nominees:		For	Against	Abstain			For	Against	Abstain
	1a. 1b. 1c. 1d. 1e. 1f. 1g. 1h. 1i. 1j. 1k. 1l.	James F. Albaugh Jeffrey D. Benjamin Adriane M. Brown John T. Cahill Michael J. Embler Matthew J. Hart Susan D. Kronick Martin H. Nesbitt Denise M. O’Leary W. Douglas Parker Ray M. Robinson Douglas M. Steenland	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	2.	A proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm of American Airlines Group Inc. for the fiscal year ending December 31, 2021.	☐	☐	☐

						3.	A proposal to consider and approve, on a non-binding, advisory basis, executive compensation of American Airlines Group Inc. as disclosed in the proxy statement.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following stockholder proposal:

						4.	Advisory vote on a stockholder proposal to amend certain voting thresholds.	☐	☐	☐

If any other matters properly come before the 2021 Annual Meeting of Stockholders or any adjournments or postponements thereof, the persons named as proxies will vote upon those matters according to their judgment. The Board of Directors of American Airlines Group Inc. is not aware of any other business to be presented to a vote of the stockholders at the 2021 Annual Meeting of Stockholders.
						Please indicate if you plan to attend this meeting.		☐	☐
								Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting of Stockholders:

The Notice, Proxy Statement, Form of Proxy and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — —

D43737-P51102-Z79292

AMERICAN AIRLINES GROUP INC.

1 SKYVIEW DR.

FORT WORTH, TX 76155

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, JUNE 9, 2021

Proxy Solicited by the Board of Directors for the 2021 Annual Meeting of Stockholders to be held on June 9, 2021.

The undersigned hereby appoints W. Douglas Parker and Stephen L. Johnson, and each of them, as proxies, with full power of substitution, to vote all the shares of common stock of American Airlines Group Inc. that the undersigned is entitled to vote at the 2021 Annual Meeting of Stockholders of American Airlines Group Inc., a virtual meeting conducted via live audio webcast on Wednesday, June 9, 2021 at 9:00 a.m. Central Time, and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF YOU DO NOT STATE OTHERWISE, YOUR PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3 AND “AGAINST” PROPOSAL 4. ANY ADDITIONAL BUSINESS AS MAY PROPERLY COME BEFORE THE 2021 ANNUAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF WILL BE VOTED IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON VOTING THE PROXY. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO COMMENCEMENT OF VOTING AT THE 2021 ANNUAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card. Proxies submitted by telephone or the Internet must be received by 11:59 p.m. Eastern Time on June 8, 2021.

Continued and to be signed on reverse side